Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:  14745GAF2

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 18, 2011,

among

CASELLA WASTE SYSTEMS, INC.,
and its Subsidiaries
(other than Excluded Subsidiaries and the Non-Borrower Subsidiaries),
as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and L/C Issuer,

and

The Other Lenders Party Hereto,

with

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Sole Book Manager and Sole Lead Arranger

i

5.05	Financial Statements; Solvency	75
5.06	No Material Changes, Etc.	76
5.07	Permits, Franchises, Patents, Copyrights, Etc.	76
5.08	Litigation	76
5.09	No Materially Adverse Contracts, Etc.	76
5.10	Compliance With Other Instruments, Applicable Laws, Etc.	76
5.11	Tax Status	77
5.12	ERISA Compliance	77
5.13	Subsidiaries; Equity Interests; Capitalization	78
5.14	Margin Regulations; Holding Company and Investment Company Act	79
5.15	Absence of Financing Statements, Etc.	79
5.16	Environmental Compliance	79
5.17	Perfection of Security Interests	80
5.18	Certain Transactions	80
5.19	True Copies of Charter and Other Documents	80
5.20	Disclosure	80
5.21	Guarantees of Excluded Subsidiaries	81
5.22	Obligations Constitute Senior Debt	81
5.23	Labor Matters	81
5.24	No Required Consent	81
ARTICLE VI. AFFIRMATIVE COVENANTS		81
6.01	Punctual Payment	81
6.02	Maintenance of Office	81
6.03	Records and Accounts	82
6.04	Financial Statements, Certificates and Information	82
6.05	Legal Existence and Conduct of Business	85
6.06	Maintenance of Properties	85
6.07	Maintenance of Insurance	85
6.08	Taxes	86
6.09	Inspection of Properties, Books and Contracts	86
6.10	Compliance with Applicable Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits	86
6.11	Environmental Indemnification	87
6.12	Further Assurances	87
6.13	Notice of Potential Claims or Litigation	87
6.14	Notice of Certain Events Concerning Insurance, Environmental Claims and Accounting Practices	87
6.15	Notice of Default or Material Adverse Effect	89
6.16	Closure and Post Closure Liabilities	89
6.17	Subsidiaries	89
6.18	Interest Rate Protection	89
6.19	Additional Borrowers	89
6.20	Defeasance of Second Lien Notes	90
ARTICLE VII. NEGATIVE COVENANTS		90
7.01	Liens	90
7.02	Investment	91

7.03	Indebtedness	93
7.04	Mergers; Consolidation; Asset Dispositions	97
7.05	Reserved	101
7.06	Restricted Payments	101
7.07	Change in Nature of Business	101
7.08	Transactions with Affiliates	101
7.09	Burdensome Agreements; Negative Pledges	101
7.10	Use of Proceeds	101
7.11	Financial Covenants	102
7.12	Sale and Leaseback	103
7.13	No Other Senior Debt	103
7.14	Actions Otherwise Prohibited By Subordinated Debt Or Second Lien Notes	103
7.15	Employee Benefit Plans	104
7.16	Prepayments of Certain Obligations; Modifications of Subordinated Debt	104
7.17	Upstream Limitations	105
7.18	Modifications of Second Lien Notes Documents	106
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		106
8.01	Events of Default	106
8.02	Remedies Upon Event of Default	108
8.03	Application of Funds	109
ARTICLE IX. ADMINISTRATIVE AGENT		110
9.01	Appointment and Authority	110
9.02	Rights as a Lender	111
9.03	Exculpatory Provisions	111
9.04	Reliance by Administrative Agent	112
9.05	Delegation of Duties	112
9.06	Resignation of Administrative Agent	113
9.07	Non-Reliance on Administrative Agent and Other Lenders	113
9.08	No Other Duties, Etc.	114
9.09	Administrative Agent May File Proofs of Claim	114
9.10	Collateral Matters	114
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	115
ARTICLE X. MISCELLANEOUS		115
10.01	Amendments, Etc.	115
10.02	Notices; Effectiveness; Electronic Communication	118
10.03	No Waiver; Cumulative Remedies	120
10.04	Expenses; Indemnity; Damage Waiver	121
10.05	Payments Set Aside	123
10.06	Successors and Assigns	123
10.07	Treatment of Certain Information; Confidentiality	128
10.08	Right of Setoff	128
10.09	Interest Rate Limitation	129
10.10	Counterparts; Integration; Effectiveness	129
10.11	Survival of Representations and Warranties	130
10.12	Concerning Joint and Several Liability of the Borrowers	130
10.13	Severability	133

10.14	Replacement of Lenders	133
10.15	Collateral Security	134
10.16	Existing Credit Agreement Amended and Restated	135
10.17	Governing Law; Jurisdiction; Etc.	136
10.18	Waiver of Jury Trial	137
10.19	No Advisory or Fiduciary Responsibility	137
10.20	USA PATRIOT Act Notice	138
10.21	Designation of Parent as the Agent for the Borrowers	138

SCHEDULES
1	Borrowers
2.01	Revolving Commitments and Applicable Percentages
5.08	Litigation
5.11	Tax Status
5.12(c)	ERISA
5.12(d)	Pension Plans
5.13(a)	Subsidiaries; Equity Interests; Capitalization
5.13(c)	Options
5.16	Environmental Compliance
5.18	Certain Transactions
5.23	Labor Matters
7.01	Existing Liens
7.02	Existing Investments
7.02(j)	Existing Investments in Excluded Subsidiaries and Foreign Subsidiaries
7.03	Existing Indebtedness
7.03(r)	FCR Post Closing Obligations
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Revolving Note
C-2	Form of Swing Line Note
D	Form of Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F	Form of Subordination Agreement
G	Form of Joinder Agreement
H	Form of Instrument of Accession
I	Existing Letters of Credit
J	Form of Perfection Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of March 18, 2011, by and among CASELLA WASTE SYSTEMS, INC., a Delaware corporation (the “Parent”), its Subsidiaries (other than the Excluded Subsidiaries and the Non-Borrower Subsidiaries) listed on Schedule 1 (the Parent and such Subsidiaries herein collectively referred to as the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

WHEREAS, certain of the Borrowers, the Administrative Agent and certain of the Lenders are parties to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 9, 2009 (as amended from time to time, the “Existing Credit Agreement”), pursuant to which the lenders thereunder have made loans and other extensions of credit to the Borrowers;

WHEREAS, the Borrowers have requested, among other things, that the Lenders amend and restate the Existing Credit Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that on the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, the terms of which are as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2003 Senior Subordinated Notes” means the 9.75% Senior Subordinated Notes due 2013 issued by the Parent on January 24, 2003.

“2003 Senior Subordinated Notes Refinancing” means the refinancing of the 2003 Senior Subordinated Notes with the 2011 Senior Subordinated Notes.

“2011 Senior Subordinated Notes” means the 7¾% Senior Subordinated Notes due 2019 issued by the Parent on February 7, 2011 pursuant to the 2011 Senior Subordinated Notes Indenture.

“2011 Senior Subordinated Notes Documents” means the 2011 Senior Subordinated Notes Indenture, the 2011 Senior Subordinated Notes and all other documents, instruments and agreements entered into or executed in connection therewith.

“2011 Senior Subordinated Notes Indenture” means the Indenture, dated as of February 7, 2011, among the Parent, certain of its Subsidiaries as guarantors and U.S. Bank, National Association, as trustee, with respect to the 2011 Senior Subordinated Notes.

“Acceding Lender” has the meaning set forth in Section 2.14(c).

“Accordion Advance” has the meaning set forth in Section 2.14(a).

“Accordion Funding Date” has the meaning set forth in Section 2.14(e).

“Accordion Tranche” has the meaning set forth in Section 2.14(b).

“Accountants” has the meaning set forth in Section 5.05(a).

“Acquired Business” means a business acquired by any Borrower, whether through asset or stock purchases, merger, consolidation or otherwise, during the period reported in the most recent financial statements delivered to the Lenders pursuant to Section 6.04.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Revolving Commitments of the Revolving Lenders, as in effect from time to time, which amount shall initially equal $227,500,000, as such amount may be reduced or increased pursuant to the terms hereof.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, and with respect to each Borrower or Non-Borrower Subsidiary, such Applicable Laws as are applicable to such Borrower and Non-Borrower Subsidiary.

“Applicable Control Percentage” means the lowest of (i) 49%, (ii) the percentage of voting power that gives rise to a “change of control” (or similar defined term) under any Senior Subordinated Debt or Second Lien Notes outstanding at any time (including any permitted refinancing or replacements of such Senior Subordinated Debt or Second Lien Notes), and (iii) the percentage of voting power that gives rise to a “change of control” (or similar defined term) under any other Indebtedness of the Parent or any other Borrowers in excess of the Threshold Amount, provided that such “change of control” would permit the holder or holders of such Indebtedness to accelerate the maturity thereof.

“Applicable Percentage” means (a) in respect of the Aggregate Commitments, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.18, and (b) in respect of any term loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14), with respect to any Lender advancing a portion of such term loan at any time, the percentage (carried out to the ninth decimal place) of the term loan represented by the principal amount of such term Lender’s portion of the Outstanding Amount of the term loan at such time.

If the commitment of each Revolving Lender to make Committed Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02(a) or if the Aggregate Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption, Instrument of Accession or other instrument, as the case may be, pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the applicable percentage per annum set forth in the table below determined by reference to the Ratio of Consolidated Total Funded Debt to Consolidated EBITDA as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.04(c):

Applicable Rate

Pricing Level	Ratio of Consolidated Total Funded Debt to Consolidated EBITDA	Eurodollar Rate Loans (and Letters of Credit)	Base Rate Loans	Commitment Fee
I	<3.00:1.00	2.75%	1.75%	0.375%
II	>3.00:1.00 but <3.50:1.00	3.00%	2.00%	0.500%
III	>3.50:1.00 but <4.00:1.00	3.25%	2.25%	0.500%

Applicable Rate

Pricing Level	Ratio of Consolidated Total Funded Debt to Consolidated EBITDA	Eurodollar Rate Loans (and Letters of Credit)	Base Rate Loans	Commitment Fee
IV	>4.00:1.00 but <4.50:1.00	3.50%	2.50%	0.500%
V	>4.50:1.00	3.75%	2.75%	0.750%

Initially, the Applicable Rate shall be determined based upon the ratio of Consolidated Total Funded Debt to Consolidated EBITDA specified in the pro forma Compliance Certificate delivered pursuant to Section 4.01(a)(xiv).  Thereafter, each increase or decrease in the Applicable Rate resulting from a change in the ratio of Consolidated Total Funded Debt to Consolidated EBITDA shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.04(c); provided, however, that if a Compliance Certificate is not delivered within ten (10) days after the time periods specified in such Section 6.04(c), then Pricing Level V (as set forth in the table above) shall apply as of the first Business Day thereafter, subject to prospective adjustment upon actual receipt of such Compliance Certificate.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligations, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended April 30, 2010, and the related consolidated statements of operations and cash flows for such fiscal year, including the notes thereto.

“Availability Period” means, with respect to the Committed Loans, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments in full pursuant to Section 2.06, and (c) the date of termination of the Revolving Commitment of each Revolving Lender to make Committed Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Balance Sheet Date” means April 30, 2010.

“Bank of America” means Bank of America, N.A., and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Eurodollar Rate (calculated pursuant to clause (b) of the definition thereof) plus 1.00%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Amount” has the meaning specified in Section 10.12(f).

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowers’ Materials” has the meaning specified in Section 6.04.

“Borrowing” means a Committed Borrowing, a Swing Line Borrowing or a borrowing consisting of a portion of any term loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14), as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Assets” means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

“Capital Expenditures” means amounts paid or Indebtedness incurred by any Person in connection with (a) the purchase or lease by such Person of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (b) the lease of any assets by such Person as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease; provided, that solely for purposes of this definition of Capital Expenditures, Capital Assets shall not include (a) landfill operating and management leases (even if required to be capitalized under GAAP), (b) any item obtained through a Permitted Acquisition, (c) increases to Capital Assets as a result of the application of FAS 143 to asset retirement obligations, (d) assets acquired under “finance lease obligations” (as set forth in the financial statements delivered by the Borrowers pursuant to Section 6.04 for the applicable period) for so long as such assets remain subject to a “finance lease obligation,” and (e) capitalized interest that has been excluded in connection with construction-in-progress; and provided, further, that upon the termination of any “finance lease obligation” described in clause (d) of the foregoing proviso, Capital Expenditures for the fiscal year in which such finance lease was terminated relating to such terminated “finance lease obligation” shall be the purchase price, if any, for the termination of such “finance lease obligation”.

“Capitalized Leases” means leases under which any Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)                                  a marketable obligation, maturing within one year after issuance thereof, issued, guaranteed or insured by the government of the United States or Canada or an instrumentality or agency thereof;

(b)                                 demand deposits, certificates of deposit, eurodollar time deposits, banker’s acceptances, in each case, maturing within one year after issuance thereof, and overnight bank deposits, in each case, issued by any Lender, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank having capital, surplus and undivided profits of at least $1,000,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such non-Lender European or Japanese banks located outside the U.S. shall not at any time exceed 33 1/3% of all Investments described in this definition);

(c)                                  open market commercial paper, maturing within 180 days after issuance thereof, which has a rating of A-1 or better by S&P or P-1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(d)                                 repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(e)                                  shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which consist of the type specified in clauses (a) through (d) above.

“Cash Management Agreement” means any agreement with a Cash Management Bank to provide cash management services or other bank products, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, but only for so long as such Person remains a Lender hereunder or an Affiliate of a Lender hereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of securities representing the Applicable Control Percentage or more of the voting power of the equity securities of the Parent entitled to vote (without regard to the occurrence of any contingency with respect to such vote or voting power) for members of the board of directors or equivalent governing body of the Parent; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert shall have entered into a contract or agreement with the Parent (or Affiliate of the Parent) that, upon consummation thereof, will result in its or their acquisition of 49% or more of the voting power of the equity securities of the Parent entitled to vote (without regard to the occurrence of any contingency with respect to such vote or voting power) for members of the board of directors or equivalent governing body of the Parent (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) if such contract or agreement does not provide for the repayment in full in cash of the Obligations simultaneously with the consummation of the transactions contemplated by such contract or agreement; or

(d)           a “change of control” or any comparable term under, and as defined in, any Subordinated Debt, the Senior Subordinated Debt Documents or the Second Lien Notes Documents (or any replacements or refinancing of any thereof) shall have occurred.

“Closing Date” means the first date all the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property, rights and interests of the Borrowers that are or become subject to the security interests and mortgages created by the Security Documents or in which the Borrowers are required, pursuant to the terms of the Loan Documents, to grant a security interest or mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Borrowing” means a Borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by the Revolving Lenders pursuant to Section 2.01 or Section 2.14.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans that are Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Derivatives Obligations” has the meaning specified in Section 7.03(f).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Amendment” has the meaning set forth in Section 2.14(f).

“Consolidated Adjusted Net Income” means, for any period, Consolidated Net Income (or Loss) plus, (a) to the extent deducted in calculating Consolidated Net Income (or Loss) and without duplication, (i) the non-recurring, non-cash write-off of debt issuance expenses related to the refinancing of Indebtedness under the Existing Credit Agreement (including, without limitation, the repayment of the term loan B thereunder) and the 2003 Senior Subordinated Debt Refinancing in an aggregate amount not to exceed $10,000,000, (ii) non-recurring extraordinary charges related to the FCR Disposition in an aggregate amount not to exceed $5,000,000, (iii) transaction costs for acquisitions and development projects which are expensed rather than capitalized (as a result of applying FASB Rule 141 treatment to such transaction costs); (iv) non-cash losses in connection with asset sales, asset impairment charges and the abandonment of assets in an aggregate amount not to exceed $35,000,000 from and after the Closing Date; (v) non-cash stock-based compensation expenses under the Borrowers’ employee share-based compensation plans; and (vi) all other non-cash charges reasonably acceptable to the Administrative Agent; and minus (b) to the extent included in the calculation of Consolidated Net Income (or Loss) and without duplication: (i) non-cash extraordinary gains on the sale of assets including non-cash gains on the sale of assets outside the ordinary course of business, and (ii) non-cash extraordinary gains resulting from the application of FAS 133.

“Consolidated EBITDA” means, for any period, Consolidated Adjusted Net Income plus, to the extent that such charge was deducted in determining Consolidated Adjusted Net Income in the relevant period and without duplication, (a) interest expense (including accretion expense, original issue discount and costs in connection with the early extinguishment of debt) for such period; (b) income taxes for such period; (c) amortization expense for such period; and (d) depreciation expense and depletion expense for such period; provided, that solely for the purposes of calculating the financial covenants set forth in Sections 7.11(b) and 7.11(c) and determining the Applicable Rate, in each case as at the end of the third fiscal quarter of fiscal year 2011 (but not any subsequent measurement date), EBITDA for the operating assets sold in connection with the FCR Disposition and attributable to the 12-month period prior to the date of the FCR Disposition shall be included in the calculation of Consolidated EBITDA, but for all other purposes hereunder shall be excluded from Consolidated EBITDA.  For all purposes other than calculating the financial covenant set forth in Section 7.11(a), the Borrowers may include in Consolidated EBITDA the EBITDA for the prior twelve (12) months of companies acquired by the Borrowers during the respective reporting period (without duplication with respect to the adjustments set forth above) only if (A) the financial statements of such Acquired Business or new Subsidiary have been audited, for the period sought to be included, by an independent accounting firm satisfactory to the Administrative Agent, or (B) the Administrative Agent consents to such inclusion after being furnished with other acceptable financial statements. Furthermore, the EBITDA may be further adjusted (other than when calculating the financial covenant set forth in Section 7.11(a)) to add-back non-recurring private company expenses which are discontinued upon such acquisition (such as owner’s compensation), as approved by the Administrative Agent.  Simultaneously with the delivery of the financial statements referred to in (A) and (B) above, a Responsible Officer of the Borrowers shall deliver to the Administrative Agent a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the Acquired Business.

“Consolidated Net Income (or Loss)” means the consolidated net income (or loss) of the Parent and its Subsidiaries after deduction of all expenses, taxes, and other proper charges determined in accordance with GAAP, less (or plus, in the case of losses), to the extent included therein, (i) gains (or loss) from extraordinary items, (ii) any income (or loss) from discontinued operations, and (iii) income (or loss) attributable to any Investment in any Excluded Subsidiaries; provided, however, that consolidated net income shall not be reduced pursuant to this clause (iii) by actual cash dividends or distributions received from any Excluded Subsidiary, or by Net Cash Proceeds (to the extent included in income) in connection with the Disposition of any such Investment, so long as (and to the extent that) such cash dividends and distributions or Net Cash Proceeds have not been subsequently reinvested in an Excluded Subsidiary during the applicable period.

“Consolidated Senior Funded Debt” means, at any time of determination, (a) Consolidated Total Funded Debt minus (b) Subordinated Debt outstanding as of such date plus (c) any and all scheduled principal payments in respect of Seller Subordinated Debt that will become due and payable during the next successive period of four (4) fiscal quarters.

“Consolidated Total Assets” means the sum of all assets of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, exclusive, without duplication, of Equity Interests in and the assets of Excluded Subsidiaries.

“Consolidated Total Funded Debt” means, at any time of determination with respect to the Borrowers, collectively, without duplication, whether classified as Indebtedness or otherwise on the consolidated balance sheet of the Borrowers, (a) the aggregate amount of Indebtedness for (i) borrowed money or credit obtained or other similar monetary obligations, direct or indirect, (including (x) the principal obligations of the Borrowers under the Second Lien Notes and the Senior Subordinated Notes, (y) obligations under “finance leases” and (z) any unpaid reimbursement obligations with respect to letters of credit; but excluding any contingent obligations with respect to letters of credit outstanding), (ii) all obligations evidenced by notes, bonds, debentures or other similar debt instruments (other than Performance Bonds and Landfill Surety Arrangements), (iii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and holdbacks), (iv) all Attributable Indebtedness, including, without limitation, Indebtedness with respect to capitalization of landfill operating contract obligations, to the extent capitalized under GAAP (but excluding landfill operating leases to the extent they are characterized as operating leases and not capitalized), plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by any of the Borrowers.

“Consolidated Total Interest Expense” means, for any period, the aggregate amount of interest expense required to be paid or accrued in accordance with GAAP by the Borrowers during such period on all Indebtedness of the Borrowers outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, letter of credit fees, agency fees, balance deficiency fees and similar fees or expenses for such period in connection with the borrowing of money, but excluding therefrom, without duplication, (a) the non-cash amortization of debt issuance costs, including original issue discount and premium, if any, (b) the write-off of deferred financing fees and charges in connection with the repayment of any Indebtedness and in connection with the Existing Credit Agreement, in each case, that are classified as interest under GAAP, (c) to the extent financed in connection with any refinancing of Indebtedness, any call, tender or similar premium expressly required to be paid in cash under the existing terms (and not by way of amendment or supplement in contemplation of such refinancing) of the Indebtedness being refinanced in connection with such refinancing and the interest component of any remaining original issue discount on the Indebtedness so refinanced, and (d) dividends on preferred stock (if any) paid by the Borrowers which are required by GAAP to be treated as interest expense.

“Consulting Engineer” means an environmental consulting firm reasonably acceptable to the Administrative Agent.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Loan, the interest rate otherwise applicable to such Loan plus 2% per annum, (b) with respect to the Letter of Credit Fee, the Letter of Credit Percentage used in determining such Letter of Credit Fee plus 2% per annum, and (c) with respect to all other Obligations under this Agreement, an interest rate equal to the Base Rate plus the Applicable Rate otherwise applicable to Base Rate Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“De Minimis Subsidiaries” means any Subsidiary of the Parent (other than an Excluded Subsidiary) whose assets and annual gross revenues do not, in each case, exceed $1,000,000; provided that (i) the aggregate assets of all such Subsidiaries taken as a whole shall not exceed $2,000,000, and (ii) the aggregate annual gross revenues of all such Subsidiaries taken as a whole shall not exceed $2,000,000.  Schedule 5.13(a) lists all of the De Minimis Subsidiaries as of the Closing Date.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the grant of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) on or in respect of any Equity Interest of any Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition, cancellation or termination of any Equity Interests of such Person, directly or indirectly through a Subsidiary of such Person or otherwise and whether in the form of increases in the liquidation value of such Equity Interests or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by any Person to its shareholders, partners or members (or the equivalent thereof) as such; or any other distribution on or in respect of any Equity Interests of such Person.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and 10.06(b)(v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Compliance Certificate” means a certificate specifying the nature of a Default or Event of Default relating to an Environmental matter, the period of existence thereof and what action the Borrowers propose to take with respect thereto.

“Environmental Laws” has the meaning set forth in Section 5.16(a).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Borrower or any Non-Borrower Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of any class of, or other ownership or profit interests in, such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Interim Sub Debt” has the meaning set forth in Section 7.03(k).

“Exchange Act” has the meaning specified in the definition of “Securities Law”.

“Excluded Asset Disposition” means (i) the sale of inventory by any Borrower or Non-Borrower Subsidiary (with such inventory to include solid waste, recycleables and other by-products of the wastestream collected by the Borrowers and the Non-Borrower Subsidiaries), (ii) the licensing of intellectual property, or (iii) the disposition or replacement of equipment of the Borrowers or the Non-Borrower Subsidiaries that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Borrowers and the Non-Borrower Subsidiaries, in each case in the ordinary course of business consistent with past practices.

“Excluded Subsidiaries” means any Subsidiary (other than a De Minimis Subsidiary), and any joint venture, partnership or other Person in which the Parent or a Subsidiary has a fifty percent or minority ownership interest, which in each case is designated by the Parent as an “Excluded Subsidiary” on Schedule 5.13(a), and any other Person from time to time designated by the Parent as an “Excluded Subsidiary;” provided, that the Parent may not designate a Person as an “Excluded Subsidiary” if (a) the Investment made in such Person by the Borrowers and the Non-Borrower Subsidiaries, together with all Investments made in other Excluded Subsidiaries by the Borrowers and the Non-Borrower Subsidiaries, would exceed that permitted by Section 7.02(j), (b) such Person would be required to be a guarantor of (i) any Subordinated Debt or (ii) the Second Lien Notes, or (c) a Default or Event of Default exists or would result therefrom.  For the avoidance of doubt, in the event that (x) the Parent causes any Excluded Subsidiary to be joined as a Borrower under this Agreement and the other Loan Documents in accordance with Section 6.19 hereof, such Subsidiary shall immediately cease to be an Excluded Subsidiary hereunder upon the effectiveness of such Subsidiary becoming a Borrower, and (y) the Parent designates a Borrower as an Excluded Subsidiary in accordance with this Agreement, such Borrower shall be released from its obligations under this Agreement and the other Loan Documents.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income), by the jurisdiction (or any political subdivision thereof) under the Applicable Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located or by any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any of the Borrowers is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.14), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Applicable Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), or (iii) is imposed with respect to the requirements of FATCA, except, in the case of subclauses (i) and (ii) of this clause (d), to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii).

“Existing Credit Agreement” has the meaning specified in the first recital hereto.

“Existing Letters of Credit” means all “Letters of Credit” (as defined in the Existing Credit Agreement) set forth in Exhibit I.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means sections 1471 through 1474 of the Code and any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.

“FCR Disposition” means the Disposition by the Borrowers of 100% of the Equity Interests of certain operating Subsidiaries comprising its FCR line of business.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated February 4, 2011, among the Parent, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Foreign Lender” means any Lender that is organized under the Applicable Laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer) or any other Lender that is not a “United States” person within the meaning of Section 7701(a)(30) of the Code.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary of any Borrower (whether direct or indirect, existing on the date hereof or acquired or formed hereafter in accordance with the provisions hereof) which is incorporated under the laws of a jurisdiction other than a state or other jurisdiction of the United States of America.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(h)(iii).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any waste, hazardous waste, dangerous goods, contaminants, pollutants, toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract required or permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract, but only for so long as such Person remains a Lender hereunder or an Affiliate of a Lender hereunder.

“Indebtedness” means, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)           every obligation of such Person for money borrowed,

(b)           every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments issued by such Person, including such obligations incurred in connection with the acquisition of property, assets or businesses,

(c)           every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)           every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding (x) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue in accordance with their terms or the Borrowers’ normal or ordinary business practices or which are being contested in good faith and holdbacks, and (y) guaranteed or contingent royalty payments made in connection with the purchase or operation of landfills and other types of solid waste facilities),

(e)           [Reserved]

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person,

(g)           all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto, a disposition of defaulted receivables for collection and not as a financing arrangement or a disposition of a claim of such Person against another Person in connection with a proceeding under Debtor Relief Laws of such other Person, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)           every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any Equity Interests of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

(i)            every obligation of such Person under Swap Contracts,

(j)            every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under Applicable Law,

(k)           every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (v) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall, except as otherwise expressly set forth herein, be the amount of the liability in respect thereof determined in accordance with GAAP, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers or any of their wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Swap Contract on any date shall be the Swap Termination Value thereof as of such date, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof that is payable upon a mandatory redemption or purchase of such equity inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guarantee or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith based upon the principles set forth in this paragraph.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Instrument of Accession” has the meaning set forth in Section 2.14(c).

“Insurance Authorization Letter” means any letter from the Borrowers directing the carriers of its insurance (other than liability insurance) to pay the proceeds of such insurance to the Administrative Agent, as first loss payee thereunder.

“Insurance Subsidiary” means any wholly-owned Subsidiary of the Parent organized and operated as a captive insurance subsidiary under the laws of any state or jurisdiction of the United States.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, dated as of July 9, 2009, among the Borrowers and the Administrative Agent, for the benefit of the Secured Parties.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of July 9, 2009, by and among Bank of America, as first lien agent, Wilmington Trust Company, as second lien agent, and the Borrowers.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Investment” means all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition (or assumption, as applicable in the case of Indebtedness or other liabilities) of stock or other Equity Interests, assets constituting a business unit or all or a substantial part of the business of, a Person, or Indebtedness of, or the amount of loans, advances, capital contributions or transfers of property to, or in respect of any guarantees (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted or (as the case may be) added from the aggregate amount of Investments any decrease or increase in the value thereof.

“IRB LOC” means any Letter of Credit providing credit support for an IRB, which may be a so-called “direct pay” Letter of Credit.

“IRBs” means industrial revenue bonds or solid waste bonds issued by or at the request of the Borrowers.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” has the meaning specified in Section 6.19.

“L/C Advance” means, with respect to any Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate Maximum Drawing Amount plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“L/C Supported IRBs” means IRBs backed by IRB LOCs.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include all IRB LOCs and the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h)(i).

“Letter of Credit Percentage” means the percentage per annum equal to the Applicable Rate, as in effect from time to time, as set forth in the column “Eurodollar Rate Loans (and Letters of Credit)” in the table set forth in the definition of “Applicable Rate” above.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan, a Swing Line Loan or any term loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14) and “Loans” shall mean all of such extensions of credit collectively.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Letters of Credit, the Security Documents, the Intercreditor Agreement, the Subordination Agreements, and any documents, instruments or agreements executed in connection with any of the foregoing, each as amended, modified, supplemented, or replaced from time to time.

“Loan Notice” means a Committed Loan Notice, a Swing Line Loan Notice or a similar notice relating to any term loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, properties or financial condition of the Borrowers taken as a whole; (b) a material adverse impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrowers, taken as a whole, to repay the Obligations; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness in excess of $5,000,000.

“Maturity Date” means March 18, 2016 or such earlier date as may be required by Section 2.07(a).

“Maximum Drawing Amount” means the maximum drawing amount that beneficiaries may at any time draw under Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of such Letters of Credit.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NELS” means New England Landfill Solutions, LLC, a Massachusetts limited liability company.

“Net Cash Proceeds” means (1) the aggregate cash proceeds received by any Borrower or Non-Borrower Subsidiary in respect of any Disposition, net of (a) the direct costs relating to such Disposition, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, (ii) any relocation expenses incurred as a result thereof, and (iii) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, (b) amounts required to be applied to the repayment of Indebtedness, other than subordinated Indebtedness, secured by a prior or senior Lien on the specific asset or assets being financed that were the subject of such Disposition, which Lien is permitted hereunder, (c) if the assets subject to such Disposition were financed by IRBs, amounts required to be applied to the repayment of such IRBs (or to the repayment of Indebtedness funded by such IRBs) with the proceeds of such Disposition by the terms of such IRBs or such Indebtedness and (d) appropriate amounts to be provided by any Borrower or Non-Borrower Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Disposition and retained by any Borrower or Non-Borrower Subsidiary, as the case may be, after such Disposition, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Disposition, all as reflected in an Officers’ Certificate delivered to the Administrative Agent, provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds; and (2) with respect to the incurrence or issuance of any Indebtedness by any Borrower or any Non-Borrower Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Borrower or such Non-Borrower Subsidiary in connection therewith.

“Non-Borrower Subsidiary” means the De Minimis Subsidiaries, the Foreign Subsidiaries and NELS, all of which as of the date hereof are listed on Schedule 5.13(a), and any Insurance Subsidiary formed after the date hereof and which is disclosed to the Administrative Agent in writing; provided, that if any Non-Borrower Subsidiary becomes, or is required to become, a guarantor under the Senior Subordinated Notes or the Second Lien Notes it shall cease to be a Non-Borrower Subsidiary hereunder.

“Note” means a Revolving Credit Note, a Swing Line Note or a note representing any term loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14), as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and all obligations of any Borrower under any Secured Cash Management Agreement and any Secured Hedge Agreement.

“Omnibus Amendment” means that certain Omnibus Amendment to Collateral Documents, dated as of the Closing Date, among the Borrowers and the Administrative Agent, for the benefit of the Secured Parties.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization, including any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except for Excluded Taxes.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts; and (iii) with respect to any term loan to the extent advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14), the outstanding principal amount of such term loan on such date.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower, any Non-Borrower Subsidiary or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Performance Bonds” has the meaning specified in Section 7.03(d).

“Permitted Acquisitions” has the meaning specified in Section 7.04(a).

“Permitted Investments” has the meaning specified in Section 7.02.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.04.

“Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated as of July 9, 2009, among the Borrowers and the Administrative Agent, for the benefit of the Secured Parties.

“Real Property” means all real property heretofore, now, or hereafter owned or leased by the Borrowers.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means the broader of (i) the meaning specified for the term “Release” (or “Released”) in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended (“CERCLA”) and (ii) the meaning specified for the term “Disposal” (or “Disposed”) in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., as amended (“RCRA”) and regulations promulgated thereunder; provided, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of such terms or any equivalent terms, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the Applicable Laws of a state or province (or the Applicable Laws of Canada applicable therein) wherein the property lies establishes a meaning for “Release” or “Disposal” or any analogous term which is broader than specified in either CERCLA or RCRA, such broader meaning shall apply.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice or a Loan Notice delivered in connection with any term loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14), as the case may be, (b) with respect to an L/C Credit Extension, an L/C Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, director of finance, director of financial operations, treasurer or assistant treasurer of the Parent.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of any Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means, in relation to the Borrowers and the Non-Borrower Subsidiaries, any (a) Distribution, (b) payment by any Borrower or Non-Borrower Subsidiaries to (i) such Borrower’s or such Non-Borrower Subsidiary’s shareholders (or other equity holders), in each case, other than to another Borrower, or (ii) to any Affiliate of such Borrower or such Non-Borrower Subsidiary or any Affiliate of such Borrower’s or such Non-Borrower Subsidiary’s shareholders (or other equity holders), in each case, other than to another Borrower or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating such Borrower or such Non-Borrower Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any capital stock of such Borrower or such Non-Borrower Subsidiary.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption or the Instrument of Accession pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Lenders” means the Lenders making Committed Loans.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Committed Loans made by such Revolving Lender, substantially in the form of Exhibit C-1.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Notes” means the Borrowers’ 11% Senior Second Lien Notes Due 2014, issued pursuant to the Second Lien Notes Indenture and any notes issued by the Borrowers in exchange for, and as contemplated by, the Second Lien Notes and the related registration rights agreement with substantially identical terms as the Second Lien Notes.

“Second Lien Notes Documents” means the Second Lien Notes, the Second Lien Notes Indenture, the Second Lien Security Documents and the Intercreditor Agreement, in each case including any successor or replacement agreements or documents entered into pursuant to a renewal, extension or refinancing permitted under Section 7.03(j).

“Second Lien Notes Indenture” means the Indenture under which the Second Lien Notes were issued, among the Borrowers and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Second Lien Repayment” means any payment on or with respect to the Second Lien Notes Documents, and any renewal, extension or refinancing of Indebtedness thereunder, whether in the form of a payment when due, prepayment, redemption, repurchase (including open market repurchases, whether or not in connection with a tender offer), retirement, other acquisition or legal defeasance thereof.  Derivatives of such term have corresponding meanings.

“Second Lien Security Documents” means the “Security Documents” as defined in the Second Lien Notes Indenture.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article VI or VII that is entered into by and between any Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Swing Line Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, the Arranger, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Agreement” means the Second Amended and Restated Security Agreement, dated as of July 9, 2009, among the Borrowers and the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Omnibus Amendment, each as amended and in effect from time to time (including pursuant to the Omnibus Amendment), and any additional documents evidencing or perfecting the Administrative Agent’s Lien on the assets of the applicable Borrowers for the benefit of the Secured Parties (including Uniform Commercial Code financing statements).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Seller Subordinated Debt” means Indebtedness of any of the Borrowers (other than the Senior Subordinated Debt) which has been subordinated and made junior to the payment and performance in full in cash of the Obligations, and evidenced as such by a subordination agreement containing subordination provisions substantially in the form of Exhibit F (the “Subordination Agreement”); provided that (a) at the time such Seller Subordinated Debt is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence, and (b) the documentation evidencing such Seller Subordinated Debt shall have been delivered to the Administrative Agent and shall contain all of the following characteristics:  (i) it shall be unsecured, (ii) it shall bear interest at a rate not to exceed the market rate, (iii) it shall not require unscheduled principal repayments thereof prior to the maturity date of such debt, (iv) if it has any covenants, such covenants (including covenants relating to incurrence of indebtedness) shall be meaningfully less restrictive than those set forth herein, (v) it shall have no restrictions on the Borrowers’ ability to grant liens securing indebtedness ranking senior to such Seller Subordinated Debt, (vi) it shall permit the incurrence of senior indebtedness under this Credit Agreement, (vii) it may be cross-accelerated with the Obligations and other senior indebtedness of the Borrowers (but shall not be cross-defaulted except for payment defaults which the senior lenders have not waived) and may be accelerated upon bankruptcy, (viii) it shall provide for the complete, automatic and unconditional release of any and all guarantees of such Seller Subordinated Debt granted by any Borrower in the event of the sale by any Person of such Borrower or the sale by any Person of all or substantially all of such Borrower’s assets (including in the case of a foreclosure), (ix) it shall provide that (A) upon any payment or distribution of the assets of the Borrowers (including after the commencement of a bankruptcy proceeding) of any kind or character, all of the Obligations (including interest accruing after the commencement of any bankruptcy proceeding at the rate specified for the applicable Obligation, whether or not such interest is an allowable claim in any such proceeding) shall be paid in full in cash prior to any payment being received by the holders of the Seller Subordinated Debt and (B) until all of the Obligations (including the interest described in subclause (A) above) are paid in full in cash, any payment or distribution to which the holders of the Seller Subordinated Debt would be entitled but for the subordination provisions of the type described in clauses (x) and (xi) hereof shall be made to the holders of the Obligations, (x) it shall provide that in the event of a payment default under Section 8.01(a) and (b), the Borrowers shall not be required to pay the principal of, or any interest, fees and all other amounts payable with respect to the Seller Subordinated Debt until the Obligations have been paid in full in cash, (xi) it shall provide that in the event of any other Event of Default, the Lenders shall be permitted to block with respect to the Seller Subordinated Debt for a period of 180 days (A) payments of principal, interest, fees and all other amounts payable, and (B) enforcement of remedies for Seller Subordinated Debt in excess of $1,000,000, and (xii) it shall acknowledge that none of the provisions outlined in part (b) of this definition can be amended, modified or otherwise altered without the prior written consent of the Required Lenders.

“Senior Subordinated Debt” means (i) the existing senior subordinated Indebtedness of the Borrowers evidenced by the 2011 Senior Subordinated Notes in the original aggregate principal amount of $200,000,000 and (ii) any other senior subordinated Indebtedness permitted under Section 7.03(k).

“Senior Subordinated Debt Documents” means, collectively, (i) the 2011 Senior Subordinated Notes Documents, and (ii) all documents, instruments, agreements and indentures entered into or executed in connection with any other Senior Subordinated Debt incurred by any Borrower from time to time.

“Senior Subordinated Notes” means, collectively, (i) the 2011 Senior Subordinated Notes, and (ii) all promissory notes or other instruments issued in connection with any other Senior Subordinated Debt incurred by any Borrower from time to time.

“Senior Subordinated Notes Indenture” means, collectively, (i) the 2011 Senior Subordinated Notes Indenture, and (ii) all indentures or other debt instruments entered into in connection with any other Senior Subordinated Debt incurred by the Borrowers from time to time.

“Spot Rate” means, with respect to any “first currency” (as defined in Section 2.15), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to such first currency on the Reuters System (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London) for the conversion of such first currency into the “second currency” (as defined in Section 2.15); provided, however, that if there shall at any time no longer exist such a page on such service, the Spot Rate shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.

“Sub Debt Repayment” means any payment on Senior Subordinated Debt, whether in the form of a payment when due, prepayment, redemption, repurchase (including open market repurchases, whether or not in connection with a tender offer), retirement, other acquisition or legal defeasance (such defeasance, in whole) thereof.  Derivatives of such term have corresponding meanings.

“Subordination Agreement” has the meaning specified in the definition of “Seller Subordinated Debt”.

“Subordinated Debt” means, collectively, the Senior Subordinated Debt and the Seller Subordinated Debt.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or other interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement used to document transactions of the type set forth in clause (a) hereof (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations for such Swap Contracts provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04(a).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Note” means a promissory note made by the Borrowers in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit C-2.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $5,000,000; provided, that so long as no Second Lien Notes are outstanding and no “threshold amount” (or similar defined term or cross-default amount) under any other Material Indebtedness is less than $10,000,000, the Threshold Amount shall be $7,500,000.

“Total Facility Amount” means, as at any date of determination, the sum of (i) the Aggregate Commitments plus (ii) the aggregate Outstanding Amount of any term loan advanced hereunder from time to time pursuant to Article II (including pursuant to Section 2.14), as the same may be increased from time to time pursuant to Section 2.14 hereof or reduced from time to time in accordance with the terms hereof.  As of the Closing Date, the Total Facility Amount shall be equal to $227,500,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of Committed Loans, Swing Line Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Borrowers and their Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parents and its Subsidiaries required to consolidate pursuant to FASB ACS 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        The Committed Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment (other than as described in Section 2.04 with respect to the Swing Line Lender).  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  The Borrowers jointly and severally promise to pay to the Administrative Agent, for the account of the Revolving Lenders, all amounts due under the Committed Loans on the Maturity Date or such earlier date as required hereunder.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.

Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Committed Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrowers; provided, however, that if, on the date a Committed Loan Notice with respect to a Committed Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit, including IRB LOCs, for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (y) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  This Agreement shall be the “Reimbursement Agreement” referred to in any L/C Supported IRB.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii) and except for IRB LOCs, the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless Revolving Lenders holding in excess of fifty percent (50%) of the Aggregate Commitments have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless Revolving Lenders holding in excess of fifty percent (50%) of the Aggregate Commitments have approved such expiry date (it being agreed that following the Letter of Credit Expiration Date, any outstanding Letter of Credit would be required to be cash collateralized by the Borrowers).

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           such Letter of Credit is to be denominated in a currency other than Dollars; or

(D)          any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer

Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers.  Such Letter of Credit Application (other than for IRB LOCs) must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, and the timing of submission of the Letter of Credit Application with respect to an IRB LOC shall be as determined by the L/C Issuer and the Borrowers.  In the case of a request for an initial issuance of a Letter of Credit, the related Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application at the address set forth in Section 10.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date (which, in the case of an IRB LOC, shall be a date satisfactory to the L/C Issuer), issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that Revolving Lenders holding in excess of fifty percent (50%) of the Aggregate Commitments have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the

Administrative Agent that Revolving Lenders holding in excess of fifty percent (50%) of the Aggregate Commitments have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (or, with respect to any IRB LOC, the time set forth therein), or within 2 hours after notice, if such notice occurs after 11:00 a.m. (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than Section 4.02(b) and the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section

4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Revolving Lender and each of the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or Revolving Lenders holding in excess of fifty percent (50%) of the Aggregate Commitments (or of the Total Revolving Outstandings if the Aggregate Commitments have been terminated), as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee under any Applicable Law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(h)           Letter of Credit Fees.

(i)            The Borrowers jointly and severally agree to pay, at the times specified in this Section 2.03(h), a Letter of Credit fee (the “Letter of Credit Fee”) to the Administrative Agent for the benefit of the Revolving Lenders, equal to the product of (A) the Letter of Credit Percentage multiplied by (B) the Maximum Drawing Amount of each Letter of Credit on the date of calculation, to be shared pro rata by each of such Revolving Lenders in accordance with their respective Applicable Percentages; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily Maximum Drawing Amount of any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  The Letter of Credit Fee shall be payable quarterly in arrears on the tenth (10th) Business Day after the end of each calendar quarter for the immediately preceding calendar quarter and on the Maturity Date with respect to the daily Maximum Drawing Amount of Letters of Credit outstanding during such calendar quarter or a portion thereof.  If there is any change in the Letter of Credit Percentage during any quarter, the daily Maximum Drawing Amount of each Letter of Credit shall be computed and multiplied by the Letter of Credit Percentage separately for each period during such quarter that such Letter of Credit Percentage was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of Revolving Lenders holding in excess of fifty percent (50%) of the Aggregate Commitments (or of the Total Revolving Outstandings if the Aggregate Commitments have been terminated), while any Event of Default exists, the Letter of Credit Fee shall accrue at the Default Rate.

(ii)           In addition, the Borrowers jointly and severally agree to pay directly to the L/C Issuer with respect to each Letter of Credit, a fronting fee in an amount equal to 0.125% per annum (the “Fronting Fee”) of the Maximum Drawing Amount of such Letter of Credit, and payable quarterly in arrears on the same day each quarter as the Letter of Credit Fee.  In addition, the Borrowers shall jointly a severally agree to pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C

Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)            Action Taken by Revolving Lenders.  Notwithstanding anything to the contrary set forth in this Section 2.03, the Revolving Commitments of, or the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of determining the percentage of Revolving Lenders taking or approving any action under this Section 2.03 and such matters shall be determined as though such Defaulting Lenders’ Revolving Commitments and portion of the Total Revolving Outstandings held by such Defaulting Lenders did not exist.

2.04        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Revolving Lender’s Revolving Commitment (other than a Swing Line Lender (as set forth above)), and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate for Base Rate Loans that are Committed Loans and no Swing Line Loan may be converted to a Eurodollar Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.  The Borrowers jointly and severally promise to pay to the Swing Line Lender all amounts due under the Swing Line Loans on the Maturity Date or such earlier date as required hereunder.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:30 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer or other signatories of the Borrowers approved by the Borrowers and the Administrative Agent.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:30 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Lending Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loans, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02).  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)           The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Committed Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, whether the Loan to be prepaid is a Committed Loan (or other Borrowing, if applicable), the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage).  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Subject to Section 2.18, any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)           The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrowers shall immediately prepay the Committed Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans the Outstanding Amount of L/C Obligations exceed the Aggregate Commitments then in effect.

2.06        Termination or Reduction of the Aggregate Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate or reduce the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07        Repayment of Loans.

(a)           Committed Loans.  The Borrowers shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Committed Loans outstanding on such date; provided, that if the Borrowers fail to refinance the Second Lien Notes in accordance with Section 7.03(j) on or before March 1, 2014 (including with Loans under this Agreement (including, without limitation, under Section 2.14 hereof) and/or other Indebtedness having a maturity date occurring at least 91 days after the Maturity Date and permitted under Section 7.03(j) or (k)), the Maturity Date shall automatically be deemed to be March 31, 2014 and all amounts outstanding under the Committed Loans, plus accrued and unpaid interest thereon, and all (if any) other amounts payable in connection therewith and with the Aggregate Commitments, shall be due and payable in full on March 31, 2014.

(b)           Swing Line Loans.  The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

2.08        Interest.

(a)           Subject to the provisions of Section 2.08(b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Committed Loans.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder (and, without duplication, on any past due amount) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in Section 2.03(h):

(a)           Commitment Fee.  The Borrowers jointly and severally in accordance with Section 10.12 agree (to the fullest extent permitted by Applicable Law) to pay to the Administrative Agent for the benefit of the Revolving Lenders in accordance with their respective Applicable Percentages, a commitment fee (the “Commitment Fee”) calculated at the rate per annum equal to the Applicable Rate with respect to the Commitment Fee as in effect from time to time, on the daily amount during each calendar quarter or portion thereof from the Closing Date until the Maturity Date by which the Aggregate Commitments exceeds the sum of (i) the Outstanding Amount of Committed Loans, plus (ii) the Outstanding Amount of L/C Obligations during such calendar quarter, subject to adjustments as provided in Section 2.18.  The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December with a final payment on the Maturity Date or any earlier date on which the Aggregate Commitments shall terminate.  If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  The Borrowers jointly and severally in accordance with Section 10.12 shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Administrative Agent determine that (i) the ratio of Consolidated Total Funded Debt to Consolidated EBITDA as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Sections 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrowers’ obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for the limited period ending one month following the date of the annual audited financial statements of the Parent and its Subsidiaries that include the period during which such termination and repayment occurred.

2.11        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) Note(s), which shall evidence such Lender’s Revolving Commitment or the portion of any term loan advanced hereunder by such Lender, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 or Section 2.14, as applicable (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section

2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand, which, in the case of the Borrowers, shall be made no earlier than three (3) Business Days after the date of such Lender’s failure to fund, such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make the Committed Loans and any other Loan advanced hereunder from time to time, to fund participations in Letters of Credit and Swing Line Loans, and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, as the case may be, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations (other than in respect of Secured Hedge Agreements and Secured Cash Management Agreements) (herein, the “Facility Obligations”) due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Facility Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time, taking into account, as necessary, the pricing applicable to each Lender) of payments on account of the Facility Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Facility Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Facility Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time, taking into account, as necessary, the pricing applicable to each Lender) of payment on account of the Facility Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Facility Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including, but not limited to, the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.17, (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrowers thereof (as to which the provisions of this Section shall apply), or (D) any payment of consideration for executing any amendment, waiver or consent in connection with this Agreement so long as such consideration has been offered to all consenting Lenders.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14        Accordion Advances (Aggregate Commitments Increases and Replacements and Term Loans).

(a)           Request for Accordion Advance.  Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall thereafter promptly notify the Lenders as set forth in this Section), and subject to the terms of this Section 2.14, the Borrowers may from time to time, without obtaining further consent from the Lenders, request (i) an increase in or replacement of the Aggregate Commitments in respect of the Committed Loans (which such increase in or replacement of the Aggregate Commitments and the proceeds of any Committed Loans to be advanced thereunder may be used, in whole or in part, to prepay any Loan then outstanding in accordance with the terms hereof), and (ii) one or more term loans (which term loan may be in the form of a new term loan or an increase to any other term loan advanced hereunder from time to time and then outstanding) the proceeds of which may, at the election of the Borrowers, be used to prepay any Loan then outstanding in accordance with the terms hereof (any such Loan, commitment or replacement, an “Accordion Advance”); provided that the aggregate amounts so requested under clauses (i) and (ii) above after the date hereof (excluding any such amounts to the extent used to prepay term loans or replace Revolving Commitments) shall not exceed $182,500,000; and provided, further, that, after giving effect to any such Accordion Advance, the sum of the Total Facility Amount shall not at any time exceed $410,000,000 in the aggregate (minus any and all permanent reductions of the Aggregate Commitments previously voluntarily effected by the Borrowers pursuant to Section 2.06 or prepayments of any term loan advanced hereunder from time to time and then outstanding (other than in connection with a replacement term loan or a replacement revolving credit facility under this Section 2.14)).  In no event shall any existing Lender be required to increase its Commitment or fund any portion of any Accordion Advance.

Any Accordion Advance will be subject to pricing and fees based on the then-current market for borrowers with similar credit profiles and ratings as mutually agreed to by the Borrowers, the Administrative Agent and the Lenders providing commitments for such Accordion Advance, as set forth in any applicable Conforming Amendment (defined below).

(b)           Loan Terms and Conditions.  To the extent that a new or replacement term loan or a replacement revolving credit facility is requested pursuant to the terms of this Agreement (any such new or replacement loan or facility, an “Accordion Tranche”), such Accordion Tranche shall, in addition to compliance with the other applicable terms of this Section 2.14, be subject to additional terms and conditions as are agreed among the Borrowers, the Administrative Agent and the Lenders participating in such Accordion Tranche, in any event including the following:

(i)            Evidence of Indebtedness; Loan Accounts.  Each Lender participating in such Accordion Tranche shall maintain, in accordance with its usual practice, an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from such Lender’s share of such Accordion Tranche from time to time, including the amounts of principal, interest or fees payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain accounts in which it shall record (A) the amount of such Accordion Tranche, the amount of any Loans advanced thereunder and each Interest Period applicable thereto, (B) the amount of any principal, interest or fees due and payable or to become due and payable from the Borrowers to each Lender participating in such Accordion Tranche, and (C) both the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof (if any).  The entries made in the accounts maintained by each Lender participating in such Accordion Tranche pursuant to this Section 2.14 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such accounts or note record, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) any Loans advanced under such or the applicable Accordion Tranche made in accordance with the terms of this Agreement.  If requested by any Lender participating in such Accordion Tranche, the Borrowers shall execute a promissory note with respect to such Lender’s portion of such Accordion Tranche.

(ii)           Interest on any Accordion Tranche.  After such Accordion Tranche has been created, (x) the provisions of Section 2.02 hereof shall apply mutatis mutandis with respect to all or any portion of any Loans advanced under such Accordion Tranche so that, to the extent applicable, the Borrowers may have the same interest rate options with respect to all or any portion of the Loans advanced under such Accordion Tranche as they would be entitled to with respect to the Loans then outstanding, and (y) the provisions of Article III of this Agreement shall also apply to Loans advanced under such Accordion Tranche.

(iii)          Pari Passu Treatment of any Accordion Tranche.  Any Loans advanced under any Accordion Tranche created hereunder (A) shall rank pari passu in right of payment and of security with all other Loans and (B) shall be governed by and subject to all of the provisions, terms and conditions set forth in this Agreement and the other Loan Documents in every respect as though such Loan was an original “Loan” (and in the case of an increase in or replacement of the Aggregate Commitments, an original “Committed Loan”) referred to herein and will constitute an Obligation of the Borrowers hereunder, including, without limitation, the provisions of Section 2.13 hereof.

(c)           Acceding Lenders.  Subject to the approval of the Administrative Agent (and the L/C Issuer and each Swing Line Lender only with respect to an increase in the Aggregate Commitments), which approvals shall not be unreasonably withheld, the Borrowers may invite any Lender and/or one or more other commercial banks, other financial institutions or other Persons (in each case, an “Acceding Lender”) to become party to this Agreement as a Lender.  Such Acceding Lender shall become a Lender hereunder by entering into an instrument of accession in substantially the form of Exhibit H hereto (an “Instrument of Accession”) with the Borrowers and the Administrative Agent and assuming thereunder the rights and obligations (as the case may be) of a Revolving Lender hereunder including, without limitation, commitments to make Committed Loans and participate in the risk relating to Letters of Credit and Swing Line Loans and/or the obligation to fund a portion of a new or replacement term loan subject to the terms of this Section, and the Aggregate Commitments and/or the new or replacement term loan (as the case may be) shall be funded by the amount of such Acceding Lender’s interest all in accordance with the provisions of this Section.

(d)           Reallocation.  The Borrowers shall indemnify the Lenders and the Administrative Agent for any cost or expense incurred as a consequence of the reallocation of any LIBOR Rate Loans to an Acceding Lender pursuant to the provisions of Section 3.05 hereof.

(e)           Effective Date and Allocations.  Upon a request by the Borrowers for an Accordion Advance in accordance with this Section, the Administrative Agent and the Borrowers shall determine, as applicable, the effective date of any such Accordion Advance (any such date, the “Accordion Funding Date”) and the final allocation of any such Accordion Advance.  The Administrative Agent shall promptly notify the Borrowers and the Lenders and Acceding Lenders, if any, of the final allocation of such Accordion Advance.  On any Accordion Funding Date, Schedule 2.01 hereto shall be amended to reflect, as the case may be, (x) the name, address, and, as the case may be, the Revolving Commitment of the Lenders and/or the amount of the portion of the new or replacement term loan advanced or to be advanced by each term Lender (and, if applicable, any Acceding Lender), (y) the amount of the Aggregate Commitments and/or any new or replacement term loan (after giving effect to any Accordion Advance), and (z) the changes to the respective Applicable Percentages of the Lenders (after giving effect to any Accordion Advance).

(f)            Conforming Amendment.  To the extent that conforming changes (including incorporating the Accordion Advances and payment and pricing provisions applicable thereto) to this Agreement must be made to effect an Accordion Advance in accordance with this Section, the Administrative Agent and the Borrowers may enter into an amendment (a “Conforming Amendment”) effecting such changes.  Any such Conforming Amendment shall not require the consent of any Person other than the increasing and replacing Lenders or Acceding Lenders, as applicable, the Borrowers and the Administrative Agent so long as such Conforming Amendment does not provide for new or amended covenants or events of default applicable to any Accordion Tranche; provided, that upon the execution of any Conforming Amendment, the Administrative Agent shall distribute a copy thereof to all of the Lenders.  If such Conforming Amendment provides for new or amended covenants or events of default applicable to any Accordion Advance, the provisions of such Conforming Amendment giving effect to such new or amended covenants or events of default shall be subject to the consent of the Required Lenders (in accordance with Section 10.01) calculated without giving effect to the applicable Accordion Advance.  For the avoidance of doubt, in connection with the funding of an Accordion Tranche in accordance with the terms of this Section 2.14, the related Conforming Amendment may include, without limitation, provisions for the Lenders funding such Accordion Tranche (i) to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) to participate in any required vote or action required to be approved by the requisite Lenders hereunder.

(g)           Conditions to Effectiveness of any Accordion Advance.  As a condition precedent to any such Accordion Advance under this Section 2.14, the Borrowers shall deliver to the Administrative Agent (i) upon the request of any Lender, a Note (or an allonge to such Lender’s existing Note) evidencing such Lender’s portion of any Accordion Advance, (ii) evidence of applicable corporate authorization and other corporate documentation from the Borrowers and the legal opinion of counsel to the Borrowers, each in form and substance reasonably satisfactory to the Administrative Agent and such Lenders as are participating in such Accordion Advance, (iii) a certificate, dated as of any Accordion Funding Date, signed by a Responsible Officer of each of the Borrowers certifying that, before and after giving effect to such Accordion Advance, the applicable conditions set forth in Section 4.02 will be satisfied, (iv) a pro-forma Compliance Certificate reflecting compliance with Section 7.11 after giving effect to such increase or replacement, (v) to the extent applicable, executed counterparts to a Conforming Amendment, (vi) payment of (A) all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with such Accordion Advance and (B) the fees set forth in any applicable fee letter, and (vii) a certificate, dated as of any Accordion Funding Date, signed by a Responsible Officer of each of the Borrowers certifying that such Accordion Advance will be “senior debt” (or any similar term) and “designated senior debt” (or any similar term) under any Senior Subordinated Notes outstanding on the date of such Accordion Advance and “first lien debt” (or any similar term) under any Second Lien Notes outstanding on the date of the applicable Accordion Funding Date.  In addition, the Borrowers shall prepay any Committed Loans outstanding on any Accordion Funding Date (and pay any additional amounts required under Article III of this Agreement) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages in respect of Committed Loans arising from any nonratable increase in the Aggregate Commitments.

(h)           Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15        Currency of Account.  All of the Loans and Letters of Credit hereunder shall be denominated and payable in Dollars.  If, for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency (the “first currency”) into any other currency (the “second currency”) the conversion shall be made at the Spot Rate of exchange of the Administrative Agent (as conclusively determined by the Administrative Agent absent manifest error) on the Business Day preceding the day on which the final judgment is given.  If, however, on the Business Day following receipt by the Administrative Agent in the second currency of any sum adjudged to be due hereunder (or any proportion thereof) the Administrative Agent purchases the first currency with the amount of the second currency so received and the first currency so purchased falls short of the sum originally due hereunder in the first currency (or the same proportion thereof) the Borrowers, shall, as a separate obligation and notwithstanding any judgment, pay to the Administrative Agent in the first currency an amount equal to such shortfall.

2.16        Designation of Senior Debt.  The Borrowers hereby designate the Obligations under the Loan Documents (including any Accordion Advance made from time to time hereunder) and under any Secured Hedge Agreement with respect to such Obligations as “Designated Senior Debt” under (and as defined in) the 2011 Senior Subordinated Notes Indenture and, simultaneously with the incurrence of any other Senior Subordinated Debt permitted hereunder, the Borrowers shall take any and all actions necessary to designate such Obligations as “designated senior debt” (or the equivalent term) under (and as defined in) the applicable Senior Subordinated Debt Document.

2.17        Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.  Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person (other than the Administrative Agent as herein provided and the second lien agent under the Second Lien Notes Documents as permitted under the Intercreditor Agreement), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of any Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18        Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no

Default or Event of Default exists), to the funding of any Committed Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Committed Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender), and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, provided that on any date thereafter during such period, to the extent such Default has been cured or waived or such Event of Default has been cured to the satisfaction of the requisite Lenders or waived, such reallocation shall occur on such later date; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of

(1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b)           Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by Applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, Applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Applicable Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrowers or the Administrative Agent, as applicable, shall withhold or make such deductions as are determined by the Borrowers or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrowers or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Tax Indemnifications.  (i)  Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrowers shall also, and do hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A reasonably detailed certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to the Parent and to the Administrative Agent, at the time or times prescribed by Applicable Laws or when reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrowers are residents for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Parent and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by Applicable Laws or reasonably requested by the Parent or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)         executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by Applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by Applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Foreign Lender shall provide, promptly upon the reasonable demand of the Borrower or the Administrative Agent, any information, form or document, fully and accurately completed, that may be required in order to allow the requesting party to make payments under this Agreement or the Loan Documents without any deduction or withholding for or on account of any Tax otherwise required to be withheld or assessed under FATCA and shall (and shall cause other persons acting on its behalf to) comply with any information gathering requirements and reporting requirements (including entering into any agreement with the IRS), in each case, that are required to obtain a complete exemption from any U.S. withholding taxes under FATCA with respect to payments received by or on behalf of such Foreign Lender.

(iv)          Each Lender shall promptly (A) notify the Parent and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(f)            Refunds.  Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

3.02        Illegality.  If any Applicable Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Required Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any Tax with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Taxes of such Lender or L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers shall pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04 or is unable to lend under Section 3.02, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.14.

3.07        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders unless otherwise specified:

(i)            counterparts of this Agreement and the Omnibus Amendment, properly executed by a Responsible Officer of each of the Borrowers and by the other parties thereto, and sufficient in number for distribution to each such party;

(ii)           a Note properly executed by a Responsible Officer of each of the Borrowers in favor of each Lender requesting a Note;

(iii)          evidence that the Security Documents shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first security interest and Lien upon the Collateral, including, without limitation, (A) searches of UCC filings in the jurisdiction of organization or formation of each Borrower, in each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, and in each other jurisdiction requested by the Administrative Agent, (B) copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Liens permitted hereunder, and (C) tax, litigation, judgment, bankruptcy, intellectual property and any other searches requested by the Administrative Agent, and (D) copies of duly filed UCC-1 forms for each of the Borrowers (if necessary) in each appropriate jurisdiction and office under the Uniform Commercial Code and evidence of the completion of all other actions, recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby, and payment of all filing and recording fees and taxes related thereto;

(iv)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement, the Security Documents and the other Loan Documents to which such Borrower is a party;

(v)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)          a favorable opinion of Wilmer, Cutler, Pickering, Hale and Dorr, LLP, and other counsel or special counsel to the Borrowers, as applicable, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent and each of the Lenders;

(vii)         a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required or, in the opinion of the Administrative Agent, desirable in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)        a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or condition since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)           (A) the Audited Financial Statements, (B) the unaudited consolidated financial statements of the Borrowers and their Subsidiaries for the fiscal quarter of the Borrowers ended January 31, 2011, (C) pro forma consolidated financial statements of the Borrowers and their Subsidiaries (based upon the unaudited financial statements delivered to the Lenders pursuant to clause (B) above for the fiscal quarter of the Borrowers ended January 31, 2011) giving effect to all Indebtedness of the Borrowers outstanding or incurred on the Closing Date, the FCR Disposition (including the acquisition of certain leased equipment in connection therewith and the prepayment of the “Term B Loan” under (and as defined in) the Existing Credit Agreement), and the 2003 Senior Subordinated Notes Refinancing, and (D) forecasts prepared by management of the Borrowers of balance sheets, income statements and cash flow statements on a quarterly basis for the twelve (12) months following the Closing Date and on an annual basis for each year thereafter through fiscal year end 2014, as modified by the matters described in that certain letter dated as of March 3, 2011 from the Parent to the Administrative Agent, in each case in form reasonably satisfactory to the Administrative Agent and accompanied by a certification that such financial statements provided under clauses (A) and (B) of this Section 4.01(a)(ix) fairly present in all material respects the business and financial condition of the Borrowers and their Subsidiaries and that such forecasts provided under clause (D) of this Section 4.01(a)(ix) have been prepared in good faith based upon assumptions believed to be reasonable at the time;

(x)            evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with (A) insurance binders or certificates of insurance and (B) endorsements (or confirmation of existing endorsements) naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the liabilities and the assets and properties of the Borrowers comprising a portion of the Collateral;

(xi)           [reserved];

(xii)          a duly completed Perfection Certificate in substantially the form of Exhibit J for each of the Borrowers duly executed by a Responsible Officer thereof;

(xiii)         a certificate signed by a Responsible Officer of each Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that (a) the Obligations under the Loan Documents and under any Secured Hedge Agreement with respect to such Obligations are permitted “senior debt” (or a similar term) under the Senior Subordinated Debt Documents, (b) the Obligations are “first lien obligations” (or a similar term) under the Second Lien Notes Documents (including the Intercreditor Agreement), and (c) no default has occurred and is continuing under the Senior Subordinated Debt Documents or the Second Lien Notes Documents or would result thereunder after giving effect to the transactions contemplated by this Agreement and the other Loan Documents;

(xiv)        a duly completed Compliance Certificate in form and detail satisfactory to the Administrative Agent, signed by a Responsible Officer of each Borrower, as of the last day of the fiscal quarter of the Borrowers ended January 31, 2011 (based upon the unaudited financial statements delivered to the Lenders pursuant to Section 4.01(a)(ix)(B) for such fiscal quarter), after giving effect to the Loans made hereunder on the Closing Date, the FCR Disposition (including the acquisition of certain leased equipment in connection therewith) and the repayment of Indebtedness in connection therewith (including the repayment of the term B loan under the Existing Credit Agreement), and the 2003 Senior Subordinated Notes Refinancing, evidencing pro forma compliance with each of the financial covenants set forth in Section 7.11 (assuming such financial covenants were in effect on January 31, 2011);

(xv)         definitive copies of each of the 2011 Senior Subordinated Notes Indenture, and the notes, guaranty, registration rights agreement, purchase agreement and other material instruments and agreements executed in connection therewith, in each case duly executed by the parties thereto;

(xvi)        evidence that the 2003 Senior Subordinated Notes Refinancing has been consummated resulting in the repayment in full of all 2003 Senior Subordinated Notes;

(xvii)       evidence that (A) the FCR Disposition has been consummated (together with copies of all documents, certificates, lien releases and other information delivered under the Existing Credit Agreement in connection with obtaining consent to the FCR

Disposition, to the extent requested by the Administrative Agent), (B) the “Term B Loan” outstanding under (and as defined in) the Existing Credit Agreement has been prepaid in full with the net cash proceeds of the FCR Disposition, and (C) the Subsidiaries sold in connection with the FCR Disposition are not guarantors under the Senior Subordinated Debt Documents;

(xviii)      copies of all notices, certificates and other documents, if any, delivered under the Senior Subordinated Debt Documents and the Second Lien Notes Documents in connection with this Agreement; and

(xix)         such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)           Any fees and expenses required to be paid to the Administrative Agent, the Arranger and/or the Lenders on or before the Closing Date shall have been paid.

(c)           The Borrowers shall have paid all fees, charges and disbursements of counsel (including any local counsel) to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date.

(d)           The Arranger, the Administrative Agent and each Lender (i) shall have completed a due diligence investigation of the Borrowers in scope, and with results, satisfactory to them, (ii) shall have been given such access to the management, records, books of account, contracts and properties of the Borrowers, and (iii) shall have received such financial, business and other information regarding the Borrowers as they may have requested; all of the information made available to the Arranger, the Administrative Agent or any Lender shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Arranger, the Administrative Agent or any Lender, regarding the Borrowers after the date such due diligence investigation was completed that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for a Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate do not have a Material Adverse Effect.  For purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.04(a).

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and/or (b), as applicable, have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrowers jointly and severally represent and warrant to the Lenders, the L/C Issuer and the Administrative Agent that, on and as of the date of this Agreement (any disclosure on a schedule pursuant to this Article V shall be deemed to apply to all relevant representations and warranties, regardless of whether such schedule is referenced in each relevant representation):

5.01        Corporate Authority.

(a)           Incorporation; Good Standing.  Each of the Borrowers (i) is a corporation (or similar business entity) duly organized, validly existing and in good standing or in current status under the laws of its respective jurisdiction of organization, (ii) has all requisite corporate (or the equivalent company or partnership) power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary except where a failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of such Borrower.

(b)           Authorization.  The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate (or the equivalent company or partnership) authority of each of the Borrowers, (ii) have been duly authorized by all necessary corporate (or other) proceedings, (iii) do not conflict with or result in any material breach or contravention of any Applicable Law to which any of the Borrowers is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers so as to materially adversely affect the assets, business or any activity of the Borrowers, and (iv) do not conflict with any provision of the corporate charter, articles or bylaws

(or equivalent other entity or partnership documents) of the Borrowers or any agreement or other instrument binding upon the Borrowers, including, without limitation, any Senior Subordinated Notes Indenture and the Second Lien Notes Indenture.

(c)           Enforceability.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrowers.  The execution, delivery and performance of the Loan Documents will result in valid and legally binding obligations of the Borrowers enforceable against each in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief or other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.

5.02        Governmental Approvals; Other Approvals.  The execution, delivery and performance by the Borrowers of the Loan Documents and the transactions contemplated hereby and thereby, and the execution by the Administrative Agent or the Lenders of their respective rights and remedies thereunder do not require any approval or consent of, or filing with, any Governmental Authority or other Person other than those already obtained, and copies of which have been delivered to the Administrative Agent.

5.03        Title to Properties; Leases.   The Borrowers own all of the assets reflected in the consolidated balance sheet as at the Balance Sheet Date or acquired since that date (except for assets shown on such balance sheet under “finance leases” and except for property and assets sold or otherwise disposed of in the ordinary course of business since that date or in a Disposition permitted under Section 7.04(b) or under the Existing Credit Agreement), subject to no mortgages, Capitalized Leases, conditional sales agreements, title retention agreements or Liens (except for Permitted Liens).

5.04        Use of Proceeds.  The proceeds of the Loans shall be used (a) to refinance the existing Indebtedness of the Borrowers under the Existing Credit Agreement, and (b) for working capital, Permitted Acquisitions and other general corporate purposes (including Sub Debt Repayments (to the extent permitted under Sections 7.14 and 7.16), Second Lien Repayments or payments of the Obligations).  No proceeds of the Loans are to be used, and no portion of any Letter of Credit is to be obtained, in any way that will violate Regulations U or X of the Board of Governors of the Federal Reserve System.  The Borrowers will obtain Letters of Credit solely for general corporate purposes.

5.05        Financial Statements; Solvency.

(a)           Financial Statements.  There has been furnished to the Lenders (i) consolidated balance sheets of the Parent and its Subsidiaries dated as of the Balance Sheet Date and consolidated statements of operations for the fiscal year then ended, certified by McGladrey & Pullen, LLP or an independent accounting firm of national standing (the “Accountants”).  Said balance sheets and statements of operations have been prepared in accordance with GAAP, fairly present in all material respects the financial condition of the Parent and its Subsidiaries, on a consolidated basis as at the close of business on the date thereof and the results of operations for the period then ended.  There are no direct or contingent liabilities of the Borrowers as of such dates involving material amounts, known to the officers of the Borrowers which have not been disclosed in said balance sheets and the related notes thereto, as the case may be, in accordance with GAAP.

(b)           Solvency.  The Borrowers as a whole (both before and after giving effect to the transactions contemplated by this Agreement (including the Loans made on the Closing Date)) are and will be solvent (i.e., they have assets having a fair value in excess of the amount required to pay their probable liabilities on their existing debts as they become absolute and matured) and have, and expect to have, the ability to pay their debts from time to time incurred in connection therewith as such debts mature.

5.06        No Material Changes, Etc.  Since the Balance Sheet Date there have occurred no changes in the financial condition or business of the Parent and its Subsidiaries (excluding Excluded Subsidiaries) as shown on or reflected in the consolidated balance sheet of the Parent and its Subsidiaries as of the Balance Sheet Date or the consolidated statements of operations for the periods then ended, nor has there occurred any event or circumstance, either individually or in the aggregate, that have or could reasonably be expected to have a Material Adverse Effect.  Since the Balance Sheet Date there has not been any Restricted Payment not otherwise permitted under this Agreement or the Existing Credit Agreement.

5.07        Permits, Franchises, Patents, Copyrights, Etc.  Each of the Borrowers possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits (including environmental permits), and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except for such franchises, patents, copyrights, trademarks, trade names, licenses and permits which the Borrowers’ failure to possess could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and except for matters disclosed on Schedule 5.08 and Schedule 5.16.

5.08        Litigation.  There are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrowers, threatened against any Borrower before any Governmental Authority which (a) question the validity of any of the Loan Documents or any action taken or to be taken pursuant hereto or thereto, or (b) except as shown on Schedule 5.08, could be reasonably likely to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Borrower or any Subsidiary thereof, of the matters described in Schedule 5.08 which could reasonably expected to result in a Material Adverse Effect.

5.09        No Materially Adverse Contracts, Etc.  None of the Borrowers is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrowers’ officers has or is expected in the future to have a Material Adverse Effect.  None of the Borrowers is a party to any contract or agreement which in the judgment of the Borrowers’ officers has or is expected to have any Material Adverse Effect.

5.10        Compliance With Other Instruments, Applicable Laws, Etc.  None of the Borrowers is violating any provision of its charter documents or by-laws (or equivalent entity documents) or any agreement or instrument by which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, license, rule or any Applicable Law, in a manner which could result in the imposition of penalties in excess of the Threshold Amount or could reasonably be expected to have a Material Adverse Effect.

5.11        Tax Status.  The Borrowers have made or filed all United States federal and state income and all Canadian federal and provincial or territorial income, as applicable, and all other material Tax returns, reports and declarations required by any jurisdiction to which any of them are subject (unless and only to the extent that any Borrower has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes), and have paid all Taxes that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and except Taxes imposed by jurisdictions other than the United States and Canada or a political division thereof which in the aggregate are not material to the business or assets of any Borrower or Non-Borrower Subsidiary on an individual basis or of the Borrowers and the Non-Borrower Subsidiaries taken as a whole); and have set aside on their books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply to the extent required in accordance with GAAP.  All Tax returns, report and declarations required by any jurisdiction accurately disclose (except for discrepancies which are not material) the amount of Taxes payable by the Borrowers in the relevant jurisdiction except for the amounts being contested in good faith by the Borrowers.  There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.  There is no proposed Tax assessment against the Borrowers or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.  Except as disclosed on Schedule 5.11, as of the Closing Date no Borrower or any Subsidiary (other than any Excluded Subsidiary) thereof is party to any tax sharing agreement.

5.12        ERISA Compliance.

(a)           Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form (or the prototype form) of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service or is not yet due.  To the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.  The representations in this Section 5.12(a) are qualified with respect to Multiemployer Plans by being to the knowledge of the Borrowers.

(b)           There are no pending or, to the knowledge of the Borrowers, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) Except as set forth on Schedule 5.12(c), no ERISA Event has occurred, and none of the Borrowers nor any ERISA Affiliate has knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by the Borrowers or their ERISA Affiliates; (iii) as of the most recent valuation date for any Pension Plan (other than any Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) none of the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) none of the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC other than when fully funded on a termination basis, and (vii) no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (provided that clause (vii) is to the knowledge of the Borrowers with respect to any Multiemployer Plan).

(d)           None of the Borrowers nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12(d), and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13        Subsidiaries; Equity Interests; Capitalization.

(a)           Subsidiaries.  Schedule 5.13(a) sets forth, as of the Closing Date, a complete and accurate list of the Parent’s Subsidiaries, and, with respect to all Borrower Subsidiaries, including the name of such Subsidiary, its jurisdiction of incorporation and the address of its principal place of business, together with the number of authorized and outstanding Equity Interests of such Subsidiary as of the Closing Date.  The Administrative Agent has been provided with a list of the U.S. taxpayer identification number of the Parent and each Subsidiary.  Each Subsidiary (other than certain Excluded Subsidiaries and NELS) is directly or indirectly wholly-owned by the Parent and, as of the Closing Date, the Borrowers have no Equity Interests in any other Person other than those specifically disclosed on Schedule 5.13(a).  The Parent or a Borrower Subsidiary, as applicable, has good and marketable title to all of the Equity Interests it purports to own of each Subsidiary (other than Excluded Subsidiaries), free and clear in each case of any Lien other than Liens in favor of the Administrative Agent and the holders of the Second Lien Notes (or any refinancing or replacement thereof permitted hereby).  All such Equity Interests have been duly issued and are fully paid and non-assessable.

(b)           Equity Interests.  As of March 10, 2011, the authorized capital stock of the Parent consists of (i) 100,000,000 shares of Class A Common Stock (par value $.01 per share) authorized of which 25,330,494 shares are outstanding, (ii) 1,000,000 shares of Class B Common Stock (par value $.01 per share) authorized of which 988,200 shares are outstanding, and (iii)

1,000,000 shares of Preferred Stock (par value $.01 per share) authorized of which 0 shares are oustanding.  All such outstanding shares have been duly issued and are fully paid and non-assessable.

(c)           Options, Etc.  As of the Closing Date, except as set forth on Schedule 5.13(c), no Person has outstanding any rights (either pre-emptive or other) or options (except for the options for common stock or other forms of equity-based compensation issued to employees, consultants or directors in accordance with a bona fide compensation plan approved by the Board of Directors of the Parent) to subscribe for or purchase from the Parent, or any warrants or other agreements providing for or requiring the issuance by the Parent of, any Equity Interests convertible into or exchangeable for its capital stock.

5.14        Margin Regulations; Holding Company and Investment Company Act.

(a)           The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrowers is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

5.15        Absence of Financing Statements, Etc.  Except with respect to Permitted Liens and as set forth on Schedule 7.01, there is no effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, which covers, affects or gives notice of any present or possible future Lien on any assets or property of any of the Borrowers or rights thereunder.

5.16        Environmental Compliance.

The Borrowers have taken all necessary steps to investigate the past and present condition and usage of the Real Properties and the operations conducted thereon and, based upon such diligent investigation, have determined that, except as shown on Schedule 5.16:

(a)           none of the Borrowers or Non-Borrower Subsidiaries, nor any operator of their properties, is in violation, or alleged to be in violation, of any judgment, decree, order, license, rule or any Applicable Law pertaining to environmental matters, including, without limitation, those arising under RCRA, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local or Canadian federal or provincial statute, regulation, ordinance, order or decree relating to health, safety or the environment (the “Environmental Laws”), which violation would have a Material Adverse Effect; and

(b)           except where it would not have a Material Adverse Effect, (i) no portion of the Real Property has been used by the Borrowers or Non-Borrower Subsidiaries for the handling, processing, storage or disposal of Hazardous Materials and no underground tank or other underground storage receptacle for Hazardous Materials is located on such properties; (ii) in the course of any activities conducted by the Borrowers or Non-Borrower Subsidiaries, or, to the

Borrowers’ knowledge by any other operators of the Real Property, no Hazardous Materials have been generated or are being used on such properties; and (iii) to the Borrowers’ knowledge, there have been no unpermitted Releases or threatened Releases of Hazardous Materials on, upon, into or from the Real Property.

5.17        Perfection of Security Interests. The provisions of the Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and to Section 10.15) on all right, title and interest of the respective Borrowers in the Collateral described therein.  All filings, assignments, pledges and deposits of documents or instruments have been made or will be made and all other actions have been taken or will be taken that are necessary under Applicable Law, or reasonably requested by the Administrative Agent or any of the Lenders, to establish and perfect the Administrative Agent’s security interests (as collateral agent for the Secured Parties) in the Collateral to the extent required pursuant to Section 10.15.  The Collateral and the Administrative Agent’s rights (as collateral agent for the Secured Parties) with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses, except for Permitted Liens.  The Borrowers are the owners of the Collateral free from any Lien, except for Permitted Liens.

5.18        Certain Transactions.  Except as set forth on Schedule 5.18 or as permitted in Section 7.08, and except for arm’s length transactions pursuant to which the Borrowers make payments in the ordinary course of business upon terms no less favorable than the Borrowers could obtain from third parties, none of the officers, directors, or employees of the Borrowers are presently a party to any transaction with the Borrowers (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, the value of such transaction, when aggregated with all other such transactions occurring during the term of this Agreement, exceeds the Threshold Amount.

5.19        True Copies of Charter and Other Documents.  The Borrowers have furnished the Administrative Agent copies, in each case true and complete as of the Closing Date, of (a) all charter and other incorporation or constituent documents of all of the Borrowers (together with any amendments thereto) and (b) by-laws (or equivalent entity documents) of all of the Borrowers (together with any amendments thereto).

5.20        Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.21        Guarantees of Excluded Subsidiaries.  Except as permitted under Section 7.03, no Borrower has guaranteed Indebtedness or other financial obligations of any Excluded Subsidiary.

5.22        Obligations Constitute Senior Debt.  (i) The Obligations under the Loan Documents and under any Secured Hedge Agreement with respect to such Obligations are and will continue to be “Senior Debt” and “Designated Senior Debt” (or substantively equivalent terms) under and as defined in the 2011 Senior Subordinated Notes Indenture and the Senior Subordinated Debt Documents governing any other Senior Subordinated Debt incurred from time to time in accordance with the terms of Section 7.03(k), to the extent the obligations under the 2011 Senior Subordinated Notes Indenture and the Senior Subordinated Debt Documents, as applicable, are outstanding, and (ii) the Obligations are and will continue to be “First Lien Obligations” under and as defined in the Second Lien Notes Indenture, to the extent the obligations under the Second Lien Notes Indenture are outstanding.

5.23        Labor Matters.  Except as disclosed on Schedule 5.23, (a) as of the Closing Date there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrowers or any of their Subsidiaries and (b) none of the Borrowers nor any of their Subsidiaries have suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years that could reasonably be expected to have a Material Adverse Effect.

5.24        No Required Consent.  The Borrowers do not require any consent under the 2011 Senior Subordinated Notes or the Second Lien Notes to enter into this Agreement, to consummate the other transactions to be consummated on the Closing Date or to perform the Borrowers’ post-closing obligations in connection with the FCR Disposition.

ARTICLE VI.
AFFIRMATIVE COVENANTS

The Borrowers covenant and agree that, so long as any Obligation or any Letter of Credit is outstanding or the Lenders have any obligation to make Loans or the L/C Issuer has any commitment or obligation to issue, extend or renew any Letters of Credit hereunder, or the Lenders have any obligations to reimburse the L/C Issuer for drawings honored under any Letter of Credit hereunder:

6.01        Punctual Payment.  The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all reimbursement obligations under Section 2.03(c), and all fees and other amounts provided for in this Agreement and the other Loan Documents for which they are liable, all in accordance with the terms of this Agreement and such other Loan Documents.

6.02        Maintenance of Office.  The Borrowers will maintain their chief executive offices at the locations set forth on the Perfection Certificates delivered pursuant to Section

4.01(a)(xii), or at such other place in the United States of America as each Borrower shall designate upon thirty (30) days’ prior written notice to the Administrative Agent.

6.03        Records and Accounts.  Each of the Borrowers and the Non-Borrower Subsidiaries will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of all regulatory authorities, (b) maintain adequate accounts and reserves for all Taxes, depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves in accordance with GAAP, and (c) at all times engage the Accountants as the independent certified public accountants of the Parent and its Subsidiaries.

6.04        Financial Statements, Certificates and Information.  The Borrowers will deliver to the Administrative Agent and the Lenders the following:

(a)           as soon as practicable, but, in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers, the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such year, statements of cash flows, and the related consolidated statements of operations, setting forth in comparative form the figures for the previous fiscal year, all such consolidated financial statements to be in reasonable detail, prepared, in accordance with GAAP and certified by the Accountants, which shall not be subject to any “going concern” or similar qualification or exception (other than any such qualification that is based solely upon the Indebtedness hereunder or under the Second Lien Notes Documents or the Senior Subordinated Debt becoming current as a result of not having refinanced such Indebtedness prior to the date which is one year before the respective maturity dates thereof, as applicable) or any qualification or exception as to the scope of the Accountants’ audit if such qualification or exception as to scope is based upon or results from any limitations imposed by the Borrowers or any action (or inaction) of the Borrowers with respect to the applicable audit.  In addition, simultaneously therewith, the Borrowers will use their best efforts to provide the Lenders with a written statement from such Accountants to the effect that the Borrowers are in compliance with the financial covenants set forth in Section 7.11, and that, in making the examination necessary to said certification, nothing has come to the attention of such Accountants that would indicate that any Default or Event of Default exists, or, if such Accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided, that such Accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

(b)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Borrowers, copies of the consolidated balance sheets and statement of operations of the Parent and its Subsidiaries as at the end of such quarter, subject to year-end adjustments, and the related statement of cash flows, all in reasonable detail and prepared in accordance with GAAP with a certification by the principal financial or accounting officer of the Borrowers (the “CFO”) that such consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the period then ended;

(c)           simultaneously with the delivery of the financial statements referred to in (a) and (b) above, a Compliance Certificate certified by the CFO that no Default or Event of Default exists as of the end of the applicable period, and that the Borrowers are in compliance with the covenants contained in Section 7.11 as of the end of the applicable period setting forth in reasonable detail computations evidencing such compliance, provided that, if the Borrowers shall at the time of issuance of such certificate or at any other time obtain knowledge of any Default or Event of Default, the Borrowers will include in such Compliance Certificate or otherwise deliver forthwith to the Lenders a certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto and attaching, in the event such Default or Event of Default relates to environmental matters, an Environmental Compliance Certificate;

(d)           contemporaneously with, or promptly following, the filing or mailing thereof, copies of all material of a financial nature filed with the SEC (including any copies of notices  or other correspondence (other than immaterial notices or correspondence) received from the SEC concerning any investigation or other inquiry regarding financial or other operational results of any Borrower) or sent to the stockholders of the Parent or any of the Borrowers to the extent the same are not available on EDGAR;

(e)           as soon as practicable, but in any event not later than thirty (30) days after the commencement of each fiscal year of the Borrowers and the Non-Borrower Subsidiaries, a copy of the annual budget, projections and business plan for the Borrowers and the Non-Borrower Subsidiaries for such fiscal year;

(f)            promptly after the furnishing thereof, (i) copies of any documentation furnished to any holder of the Second Lien Notes or to any trustee for their benefit pursuant to the terms of the Second Lien Notes Indenture and not otherwise required to be furnished to the Administrative Agent and the Lenders pursuant to this Section and (ii) copies of any notices furnished by the trustee under the Second Lien Notes to any Borrower pursuant to the Second Lien Notes Indenture and not otherwise required to be furnished to the Administrative Agent and the Lenders pursuant to this Section (including copies of any notices, requests, amendments, waivers or other modifications so given or received under or pursuant to the Second Lien Notes Documents regarding any breach or default by any party thereto or regarding any other event that could materially impair the rights of any Borrower or otherwise could have a Material Adverse Effect);

(g)           from time to time such other financial data and other information (including accountants’ management letters, audit reports or recommendations regarding internal controls provided by the Accountants to the board of directors of the Parent, or any committee thereof) as the Lenders may reasonably request; and

(h)           simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) above, the Borrower shall provide the Administrative Agent with an updated copy of Schedule 5.13(a) or shall certify that Schedule 5.13(a) is true and correct on and as of the date of such delivery.

The Borrowers hereby authorize the Lenders to disclose any information obtained pursuant to this Agreement to all appropriate Governmental Authorities where required by Applicable Law; provided, however, that the Lenders shall, to the extent practicable and allowable under Applicable Law, notify the Borrowers within a reasonable period prior to the time any such disclosure is made; and provided further, this authorization shall not be deemed to be a waiver of any rights to object to the disclosure by the Lenders of any such information which any Borrower has or may have under the federal Right to Financial Privacy Act of 1978, as in effect from time to time.

Documents required to be delivered pursuant to this Section (to the extent any such documents are included in materials otherwise filed with the SEC and available in EDGAR) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by this Section to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrowers’ Materials”) by posting the Borrowers’ Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing and who may be engaged in investment and other market-related activities with respect to such Person’s securities.  The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrowers’ materials that may be distributed to Public Lenders and that (w) all Borrowers’ Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrowers’ Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrowers’ Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of Securities Laws (including state securities laws) (provided, however, that to the extent such Borrowers’ Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrowers’ Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrowers’ Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.05        Legal Existence and Conduct of Business.  Except where the failure of a Borrower or Non-Borrower Subsidiary to remain so qualified would not have a Material Adverse Effect, and except as otherwise set forth in Section 7.04, each Borrower and each Non-Borrower Subsidiary will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, legal rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by its Board of Directors in the exercise of its reasonable judgment; use its reasonable best efforts to comply with all Applicable Laws; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would have a Material Adverse Effect on the Borrowers and Non-Borrower Subsidiaries taken as a whole.  Each Borrower and each Non-Borrower Subsidiary will continue to engage primarily in the business now conducted by it and in any related business.

6.06        Maintenance of Properties.  The Borrowers and the Non-Borrower Subsidiaries will cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers and Non-Borrower Subsidiaries may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent any Borrower or Non-Borrower Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of such Borrower or Non-Borrower Subsidiary, desirable in the conduct of its or their business and which does not in the aggregate have a Material Adverse Effect or is permitted pursuant to Section 7.04.

6.07        Maintenance of Insurance.   The Borrowers and the Non-Borrower Subsidiaries will maintain with financially sound and reputable insurance companies, funds or underwriters’ insurance, including self-insurance, of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Borrowers and Non-Borrower Subsidiaries.  In addition, the Borrowers and the Non-Borrower Subsidiaries will furnish from time to time, upon the Administrative Agent’s request, a summary of the insurance coverage of each of the Borrowers and Non-Borrower Subsidiaries, which summary shall be in form and substance satisfactory to the Administrative Agent.  The Administrative Agent shall be named as first loss payee on the Borrowers’ policies of insurance (other than liability policies) and the Borrowers shall cause the carrier to furnish evidence confirming that any insurance proceeds will be paid by a check payable jointly to the Administrative Agent and the applicable Borrower such that the Administrative Agent’s indorsement will be required in order for such Borrower to draw upon such check (or arrangements otherwise satisfactory to the Administrative Agent shall be made with respect to the payment of insurance proceeds), and the Administrative Agent shall be named as an additional insured on the Borrowers’ liability insurance, all in a manner satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, will furnish to the Administrative Agent copies of the applicable policies of the Borrowers naming the Administrative Agent for the benefit of the Secured Parties as a loss payee or additional insured, as the case may be, thereunder.

6.08        Taxes.  The Borrowers and the Non-Borrower Subsidiaries will each duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material Taxes (other than Taxes imposed by jurisdictions other than the United States or Canada or a political division thereof which in the aggregate are not material to the business or assets of any Borrower or Non-Borrower Subsidiary on an individual basis or of the Borrowers and Non-Borrower Subsidiaries taken as a whole) imposed upon each Borrower and its Real Properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided, however, that any such Tax need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or Non-Borrower Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further, that such Borrower and Non-Borrower Subsidiary will pay all such Taxes forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

6.09        Inspection of Properties, Books and Contracts.   The Borrowers shall permit the Lenders, the Administrative Agent or any of their designated representatives, upon reasonable notice, to visit and inspect any of the properties of the Borrowers, to examine the books of account of the Borrowers (including the making of periodic accounts receivable reviews), or contracts (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrowers with, and to be advised as to the same by, their directors, officers and Accountants, all at such times and intervals as the Lenders or the Administrative Agent may reasonably request; provided that the Lenders and the Administrative Agent and their designated representatives shall be accompanied by a representative of the Borrowers during any meeting with the Accountants pursuant to this Section 6.09 (and the Borrowers agree to cooperate with the Administrative Agent in facilitating the same) and provided, further, that it shall not be a violation of this Section 6.09 if, despite the request of the Borrowers, the Accountants decline to meet or discuss with the Lenders and the Administrative Agent.

6.10        Compliance with Applicable Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits.  Each Borrower will, and will cause the Non-Borrower Subsidiaries to, except where noncompliance would not have a Material Adverse Effect (a) comply with the provisions of its charter documents, articles of incorporation, other constituent documents and by-laws and all agreements and instruments by which it or any of its properties may be bound; (b) comply with all Applicable Laws (including Environmental Laws), decrees, orders, and judgments, including all environmental permits; (c) comply in all material respects with all agreements and instruments by which it or any of its properties may be bound; (d) maintain all material operating permits for all landfills now owned or hereafter acquired; and (e) dispose of Hazardous Materials only at licensed solid waste facilities operating, to the best of such Borrower’s knowledge after reasonable inquiry, in compliance with Environmental Laws.  If at any time while any Loan or Letter of Credit is outstanding or any Lender, the L/C Issuer or the Administrative Agent has any obligation to make Loans or issue Letters of Credit hereunder, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that any Borrower may fulfill any of its obligations hereunder, such Borrower will immediately take or cause to be taken all reasonable steps within the power of such Borrower to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof.

6.11        Environmental Indemnification.  The Borrowers covenant and agree that they will jointly and severally, in accordance with Section 10.12, indemnify and hold the Arranger, the L/C Issuer, the Swing Line Lender and the Lenders, and their respective affiliates, agents, directors, officers and shareholders, harmless from and against any and all claims, expense, damage, loss or liability incurred by such indemnified parties (including all costs of legal representation incurred by such indemnified parties) relating to (a) any Release or threatened Release of Hazardous Materials on the Real Property; (b) any violation of any Environmental Laws with respect to conditions at the Real Property or the operations conducted thereon; or (c) the investigation or remediation of offsite locations at which the Borrowers, or their predecessors are alleged to have directly or indirectly Disposed of Hazardous Materials.  It is expressly acknowledged by the Borrowers that this covenant of indemnification shall survive any foreclosure or any modification, release or discharge of any or all of the Security Documents or the payment of the Loans and shall inure to the benefit of the Secured Parties and their respective successors and assigns.

6.12        Further Assurances.  The Borrowers will cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement or any of the Loan Documents.

6.13        Notice of Potential Claims or Litigation.  The Borrowers shall deliver to the Administrative Agent, within thirty (30) days of receipt thereof, written notice of the initiation of, or any material development in, any action, claim, complaint, or any other notice of dispute or potential litigation (including any alleged violation of any Environmental Law or ERISA and any matter that would have been required to be disclosed on Schedule 5.23 had it existed on the Closing Date (or within the last 5 years)), wherein the potential liability is in excess of $2,500,000, or could otherwise reasonably be expected to have a Material Adverse Effect, together with a copy of each such notice received by any Borrower.

6.14        Notice of Certain Events Concerning Insurance, Environmental Claims and Accounting Practices.

(a)           The Borrowers will provide the Administrative Agent with written notice as to any material cancellation or material adverse change in any insurance of any of the Borrowers within ten (10) Business Days after such Borrower receives any written notice or otherwise becomes aware of such material cancellation or material change by any of its insurers.

(b)           The Borrowers will promptly notify the Administrative Agent in writing of any of the following events:

(i)            upon any Borrower obtaining knowledge of any violation of any Environmental Law which violation could reasonably be expected to have a Material Adverse Effect;

(ii)           upon any Borrower obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Materials at, from, or into the Real Property which could reasonably be expected to have a Material Adverse Effect;

(iii)          upon any Borrower’s receipt of any notice of any material violation of any Environmental Law or of any Release or threatened Release of Hazardous Materials, including a notice or claim of liability or potential responsibility from any third party (including any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) any Borrower’s or any Person’s operation of the Real Property, (B) the presence or Release of Hazardous Materials on, from, or into the Real Property, or (C) investigation or remediation of offsite locations at which any Borrower or its predecessors are alleged to have directly or indirectly Released Hazardous Materials, and, in each case, with respect to which the liability associated therewith could be reasonably expected to exceed the Threshold Amount;

(iv)          upon any Borrower obtaining knowledge that any expense or loss which individually or in the aggregate exceeds the Threshold Amount has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which any Borrower may be liable or for which a Lien may be imposed on the Real Property;

(v)           at least thirty (30) days prior to the effectiveness thereof, any change in the fiscal year end of the Parent and its Subsidiaries (other than any Excluded Subsidiary, provided that if any Excluded Subsidiary becomes a Borrower, it shall have the same fiscal year end as the Parent and its Subsidiaries) whereupon, notwithstanding the provisions of Section 10.01, the Administrative Agent shall have the right to modify the timing of the financial covenants hereunder accordingly in order to correspond to any such change in fiscal year; or

(vi)          the entering into any collective bargaining agreement, Multiemployer Plan or tax sharing agreement after the Closing Date and the opening of any deposit account or securities account after the Closing Date.

(c)           The Borrowers will provide the Lenders and the Administrative Agent with written notice of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary (other than any Excluded Subsidiary, provided that if any Excluded Subsidiary becomes a Borrower, it shall have the same accounting policies and financial reporting practices as the Parent and its Subsidiaries) thereof, including any determination by the Borrowers referred to in Section 2.10(b).

6.15        Notice of Default or Material Adverse Effect.  The Borrowers will promptly notify the Lenders and the Administrative Agent in writing of the occurrence of (a) any Default or Event of Default, (b) any event or condition that has resulted or could reasonably be expected to result in a Material Adverse Effect, or (c) any event which would give rise to an obligation of the Borrowers to prepay, redeem or repurchase any of the Second Lien Notes or the Senior Subordinated Debt.  For the avoidance of doubt, clause (c) above shall not apply to any regularly scheduled payment of the Second Lien Notes on the Maturity Date (as defined in the Second Lien Notes Indenture as in effect on the date hereof).  If any Person shall give any notice, or take any other action in respect of, a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other obligation evidencing Indebtedness in excess of the Threshold Amount (including, without limitation, the Senior Subordinated Notes Indenture and the Second Lien Notes Indenture) as to which any Borrower is a party or obligor, whether as principal or surety, the Borrowers shall forthwith give written notice thereof to the Lenders and the Administrative Agent, describing the notice of action and the nature of the claimed default.

6.16        Closure and Post Closure Liabilities.  The Borrowers shall at all times adequately accrue, in accordance with GAAP, and fund, as required by applicable Environmental Laws, all closure and post closure liabilities with respect to the operations of the Borrowers and the Non-Borrower Subsidiaries.

6.17        Subsidiaries.  The Parent shall at all times directly or indirectly through a Subsidiary own all of the Equity Interests of each Subsidiary (other than the Excluded Subsidiaries and NELS) other than as a result of a transaction otherwise permitted by the terms of this Agreement.

6.18        Interest Rate Protection.  The Borrowers will, within ninety (90) days after the Closing Date and at all times thereafter, have a minimum aggregate amount of not less than 30% of the notional amount of Consolidated Total Funded Debt as of the Closing Date on a fixed rate long term basis (whether through Swap Contracts or as a result of having a fixed rate of interest by its terms).

6.19        Additional Borrowers.  Without limitation of any of the other provisions of this Agreement, any newly-created or newly-acquired Subsidiary (other than Excluded Subsidiaries and Non-Borrower Subsidiaries, as identified by the Borrowers to the Administrative Agent in accordance with, and subject to, the terms hereof), and any Subsidiary that ceases to be an Excluded Subsidiary (but is not a Non-Borrower Subsidiary) at the election of the Parent or a Non-Borrower Subsidiary (but is not an Excluded Subsidiary) pursuant to the terms hereof (including the definitions of De Minimis Subsidiary and Non-Borrower Subsidiary), shall immediately (and in any event within 10 Business Days of such event) become a Borrower hereunder by, if applicable, signing allonges to the Notes, entering into a joinder and affirmation to this Agreement in substantially the form of Exhibit G (a “Joinder Agreement”) providing that such Subsidiary shall be a Borrower hereunder, and providing such other documentation as the Lenders or the Administrative Agent may reasonably request including, without limitation, the U.S. taxpayer identification number of such Subsidiary and documentation with respect to conditions noted in Section 4.01 and 4.02 for the initial Borrowers.  In such event, the

Administrative Agent is hereby authorized by the parties to amend Schedule 1 to include such Subsidiary as a Borrower hereunder.

6.20        Defeasance of Second Lien Notes.  Any defeasance of all or any portion of the Second Lien Notes shall be made in accordance with the Second Lien Notes Documents.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01        Liens.  None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any Non-Borrower Subsidiary as debtor, or assign any accounts (but excluding assignment for collection in the ordinary course of business and excluding an assignment of a claim of a Borrower or a Non-Borrower Subsidiary against another Person in connection with a proceeding under Debtor Relief Laws of such other Person) or other right to receive income, other than the following (“Permitted Liens”):

(a)           Liens on property to secure Indebtedness permitted under Sections 7.03(e) and, subject to the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), 7.03(o); provided that such Liens (i) shall encumber only the specific assets being financed or leased, (ii) shall not exceed the fair market value thereof at acquisition and (iii) shall not secure Indebtedness in excess of $50,000,000 in the aggregate, taking into account Indebtedness outstanding at any time under both of such Sections 7.03(e) and 7.03(o);

(b)           Liens to secure Taxes or claims for labor, material or supplies in respect of obligations not overdue and government Liens in existence less than 90 days from the date of creation thereof to secure Taxes, levies or claims being contested in good faith by appropriate proceedings if the applicable Borrower shall have set aside on its books adequate reserves with respect thereto;

(c)           Deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations and deposits in escrow in favor of states and municipalities to support the Borrower’s performance obligations under contracts entered into in the ordinary course of business with such states and municipalities;

(d)           Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue; provided, that any such Lien may remain outstanding longer than 120 days if such Lien or the obligations secured thereby are being contested by the applicable Borrower in good faith by appropriate proceedings and such Borrower shall have set aside on its books adequate reserves with respect thereto;

(e)           Encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of Real Property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which any Borrower or Non-Borrower Subsidiary is a party, and other minor Liens none of which in the opinion of the respective Borrower or Non-Borrower Subsidiary interferes materially with the use of the Real Property affected in the ordinary conduct of the business of such Borrower or Non-Borrower Subsidiary, which defects do not individually or in the aggregate have a material adverse effect on the business of such Borrower or Non-Borrower Subsidiary individually or of the Borrowers and the Non-Borrower Subsidiaries on a consolidated basis;

(f)            Liens existing as of the date hereof securing Indebtedness permitted under Section 7.03 and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(c), (iii) the direct or any contingent obligor with respect thereto is not changed other than in connection with a corporate consolidation, restructuring, liquidation or reorganization, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(g)           Liens granted pursuant to the Security Documents to secure the Obligations (including secured Obligations hereunder with respect to Commodity Derivatives Obligations with Lenders or their Affiliates);

(h)           Liens on the Equity Interests of the Excluded Subsidiaries;

(i)            Liens granted pursuant to the Second Lien Security Documents to the extent such Liens are subject to the terms of the Intercreditor Agreement;

(j)            The filing of Uniform Commercial Code financing statements solely as a precautionary measure (and not to evidence Liens) in connection with operating leases; and

(k)           Other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $500,000 at any time outstanding.

7.02        Investment.  None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary (if any)) shall, directly or indirectly, make or permit to exist or to remain outstanding any other Investment other than (collectively, “Permitted Investments”):

(a)           Investments in Cash Equivalents;

(b)           Investments arising from a Borrower or a Non-Borrower Subsidiary being a co-obligor or jointly and severally liable with another Person for performance of obligations, not for payment of money (except as permitted under Section 7.03), under contracts entered into on an arm’s length basis in the ordinary course of business;

(c)           all FCR Post-Closing Obligations permitted under Section 7.03(r);

(d)           Investments associated with insurance policies required or allowed by state or provincial law to be posted by any Borrower as financial assurance for landfill closure and post-closure liabilities of any Borrower;

(e)           Investments by any Borrower in any other Borrower, and Investments by any Non-Borrower Subsidiary in any other Non-Borrower Subsidiary;

(f)            Investments existing on the Closing Date and listed on Schedule 7.02;

(g)           any money market account, short-term asset management account or similar investment account maintained with one of the Lenders;

(h)           loans made to employees of any of the Borrowers in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided, that any loan advanced by a Borrower to an employee under this clause (h) is only permitted for so long as such employee remains employed by the Borrowers;

(i)            (x) Investments in the form of Permitted Acquisitions permitted pursuant to Section 7.04(a), and (y) Indebtedness permitted under Section 7.03 when incurred and solely to the extent that such Indebtedness continues to be permitted under Section 7.03;

(j)            Investments in or for the benefit of Excluded Subsidiaries and Foreign Subsidiaries not to exceed $50,000,000 (the “Investment Basket”) in the aggregate outstanding at any time inclusive of such Investments existing on the Closing Date and listed (in each case specifying the amount of such Investment as of the Closing Date) on Schedule 7.02(j) (less the aggregate amount of Indebtedness of Excluded Subsidiaries guaranteed by the Borrowers in accordance with Section 7.03(q) inclusive of such guarantees existing on the Closing Date and listed on Schedule 7.02(j) but only to the extent such guarantees remain outstanding); provided, that (x) fluctuations in the book value of an Investment based upon non-cash earnings or losses of the applicable Excluded Subsidiary will not impact the Investment Basket (it being understood that any cash losses would not have the effect of reducing the amount of the Investment or increasing the Basket), (y) to the extent that the Borrowers have received dividends or distributions in cash from any Excluded Subsidiary or Foreign Subsidiary in connection with any such Investment or have received Net Cash Proceeds in connection with the Disposition of any such Investment, the amount of such cash or Net Cash Proceeds may, without duplication, replenish the Investment Basket (provided that, in no event, shall the aggregate outstanding Investments made by the Borrowers and the Non-Borrower Subsidiaries in Excluded Subsidiaries and Foreign Subsidiaries, at any date of determination, exceed $50,000,000), and (z) if after the Closing Date any Subsidiary that is a Borrower is designated as an Excluded Subsidiary and released from its obligations as a Borrower hereunder, the amount of the Investment in such newly designated Excluded Subsidiary shall be deemed to be its book value at the time of such designation less intercompany balances at such time; and provided, further, that none of the Borrowers or Non-Borrower Subsidiaries shall make any Investment in any Excluded Subsidiary or Foreign Subsidiary unless, both before and after giving effect thereto, there does not exist any Default or Event of Default and no Default or Event of Default would result from the making of such Investment;

(k)           From and after April 30, 2011, Investments in the Insurance Subsidiary not to exceed $20,000,000 at any time outstanding;

(l)            Temporary Investments in De Minimis Subsidiaries made solely in connection with their liquidation or dissolution;

(m)          Investments in connection with (i) the acquisition of or Subdebt Repayment of the Senior Subordinated Notes (solely to the extent permitted under Sections 7.14 and 7.16) and (ii) any Second Lien Repayment, so long as any Senior Subordinated Notes or Second Lien Notes, as applicable, that have been acquired by a Borrower (in any manner) are terminated, retired or otherwise satisfied in accordance with the terms of the applicable Senior Subordinated Notes Indenture or the Second Lien Notes Indenture, as applicable, substantially contemporaneously with the consummation of such acquisition; and

(n)           Other Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

7.03        Indebtedness.  None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, become in any way obligated under a guarantee or become or be a surety of, or otherwise create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any Indebtedness of any other Person, or incur any Indebtedness other than:

(a)           Indebtedness of the Borrowers to the Lenders, the L/C Issuer and the Administrative Agent arising under this Agreement and the Loan Documents;

(b)           Subject to Section 7.08, Seller Subordinated Debt not to exceed $15,000,000 in aggregate outstanding principal amount at any time (less the aggregate principal amount of any outstanding Indebtedness permitted under Section 7.03(h));

(c)           Existing Indebtedness of the Borrowers with respect to Indebtedness, loans and Capitalized Leases listed on Schedule 7.03, on the terms and conditions in effect as of the date hereof, together with any renewals, extensions or refinancing thereof on terms which are not materially different than those in effect as of the Closing Date;

(d)           Endorsements for collection, deposit or negotiation and warranties of products or services (including unsecured performance, payment, license, permit and similar bonds (“Performance Bonds”), in each case incurred in the ordinary course of business and for performance of obligations, not for payment of Indebtedness; provided, that Performance Bonds are only permitted under this clause (d) to the extent that, and only for so long as, they are and continue to secure a performance obligation of a Borrower);

(e)           Indebtedness of the Borrowers incurred in connection with the acquisition or lease of any equipment by the Borrowers under any Synthetic Lease, Capitalized Lease or other lease arrangement or purchase money financing (“Equipment Financing Indebtedness”); provided that the aggregate outstanding principal amount of such Indebtedness of the Borrowers (together with the Indebtedness outstanding under Section 7.03(c) and listed on Schedule 7.03 and permitted renewals, extensions and refinancings thereof) shall not exceed $40,000,000 at any time (excluding Indebtedness with respect to any Capitalized Leases that are landfill operating and management leases); and provided, further, that Equipment Financing Indebtedness is only permitted under this clause (e) to the extent that, and only for so long as, the equipment subject to, and serving as collateral for, such Equipment Financing Indebtedness continues to be owned or leased under a financing lease by a Borrower;

(f)            Indebtedness of the Borrowers to any of the Lenders or any of their Affiliates under price swaps, price caps, and price collar or floor agreements for materials or products marketed by a Borrower, including fuel, aluminum, fiber, plastic, steel, electricity and methane gas, and similar agreements or arrangements designed to protect the Borrowers against, or manage price fluctuations with respect to, such commodities purchased in the ordinary course of business of the Borrowers (“Commodity Derivatives Obligations”); provided that the maturity of such agreements do not exceed thirty-six (36) months and the terms thereof are consistent with past practices of the Borrowers; and, provided, further, that such Commodity Derivatives Obligations are only permitted under this clause (f) to the extent that, and only for so long as, such Commodity Derivatives Obligations are held by a Borrower for its own benefit or for the benefit of another Borrower;

(g)           Indebtedness of the Borrowers in respect of non-speculative Swap Contracts on terms consistent with past practices of the Borrowers (other than those described in subsection (f) above); provided, that such Swap Contracts are only permitted under this clause (g) to the extent that, and only for so long as, such Swap Contracts are held by a Borrower for its own benefit or for the benefit of another Borrower;

(h)           Other unsecured Indebtedness incurred in connection with the acquisition by the Borrowers of real or personal property, including any Indebtedness incurred with respect to non-compete payments in connection with such acquisition(s), provided that the aggregate outstanding principal amount of such Indebtedness of the Borrowers shall not exceed $15,000,000 at any time (less the aggregate principal amount of any outstanding Indebtedness permitted under Section 7.03(b));

(i)            Subject in all cases to Sections 7.02(j), (k) and (l), Intercompany Indebtedness among the Borrowers and the Non-Borrower Subsidiaries;

(j)            Second Lien Notes in an aggregate principal amount not in excess of $180,000,000 and any renewals, extensions or refinancings thereof; provided, that any renewal, extension or refinancing thereof is (i) either funded with Loans under this Agreement or proceeds of Senior Subordinated Debt, or (ii) satisfies the following requirements: (A) the aggregate principal amount is not increased at the time of such renewal, extension or refinancing except by an amount equal to a reasonable premium paid, and fees and expenses reasonably incurred (including original issue discount on applicable market terms), (B) the final maturity date shall not be earlier than the final maturity of the Second Lien Notes, (C) the interest rate shall not exceed the then applicable market interest rate and the optional redemption provisions shall be pursuant to applicable market terms, (D) the Liens, if any, securing such renewal, extension or refinancing shall be subject to an intercreditor agreement that is substantially consistent with and no less favorable to the Lenders than the Intercreditor Agreement, (E) no performance related financial covenants shall be included, (F) the cross-default provisions to this Agreement shall not be expanded, and (G) the other terms, taken as a whole, of any such renewal, extension or refinancing shall not be less favorable to the Lenders than those contained in the Section Lien Notes Documents, as reasonably determined by the Administrative Agent;

(k)           (i) the Senior Subordinated Debt evidenced by the 2011 Senior Subordinated Notes, and (ii) any additional Senior Subordinated Debt, so long as (A) the aggregate outstanding principal amount of all Senior Subordinated Debt under this subclause (k) shall not at any time exceed $350,000,000 and (B) any Senior Subordinated Debt issued by the Borrowers after the date hereof shall (1) bear interest at a rate not in excess of the then applicable market interest rate, (2) have a final maturity date that is not earlier than the final maturity date of the 2011 Senior Subordinated Notes, (3) include terms of subordination no less favorable to the Lenders than the subordination terms contained in the 2011 Senior Subordinated Notes Documents, and (4) contain other terms, taken as a whole, that shall not be less favorable to the Lenders than those contained in the 2011 Senior Subordinated Notes Documents as reasonably determined by the Administrative Agent; provided, that, if in connection with the refinancing of any tranche of Senior Subordinated Notes from the proceeds of an issuance of Senior Subordinated Debt permitted under Section 7.16(d)(iii) (a “Sub Debt Refinancing”), and subject in all events to Section 7.14, certain of the outstanding existing Senior Subordinated Notes in such tranche are not tendered to, discharged by or otherwise satisfied by, the Borrowers substantially simultaneously with (and, in any event within one (1) Business Day after) the issuance of such new Senior Subordinated Debt, as contemplated by the Borrowers in such Sub Debt Refinancing (the aggregate outstanding principal amount of such existing Senior Subordinated Notes not so tendered, discharged or satisfied, the “Interim Sub Debt”):

(A)          the Borrowers may elect to designate all or any portion of such Interim Sub Debt as “Excluded Interim Sub Debt” for purposes of Section 7.11(b) so long as the Deposit Conditions (defined below) are met (and continue to be met) with respect to such Interim Sub Debt (and in the event that any of the Deposit Conditions cease to be met on any date, including that such Interim Sub Debt is outstanding for more than ninety (90) days, such Interim Sub Debt shall no longer be excluded from the covenants under Section 7.11(b) as of such date and shall no longer constitute Excluded Interim Sub Debt); and

(B)           the aggregate outstanding principal amount of the Senior Subordinated Debt (including all Interim Sub Debt) may exceed $350,000,000 so long as (w) the aggregate outstanding principal amount of the Senior Subordinated Debt (including all Interim Sub Debt) may not exceed $400,000,000 (any amount of Senior Subordinated Debt in excess of $350,000,000, the “Excess Interim Sub Debt”), and (x) the Deposit Conditions are met with respect to such Excess Interim Sub Debt.  Any Excess Interim Sub Debt shall be included within the calculation of “Excluded Interim Sub Debt” for purposes of Section 7.11(b) for so long as the Deposit Conditions (defined below) are met (and continue to be met) with respect to such Excess Interim Sub Debt (and in the event that any of the Deposit Conditions cease to be met on any date, including that such Excess Interim Sub Debt is outstanding for more than ninety (90) days, such Excess Interim Sub Debt shall no longer be permitted Indebtedness under this Section 7.03(k)).

The “Deposit Conditions” shall mean, with respect to any Excluded Interim Sub Debt, the satisfaction (and continued satisfaction) of each of the following conditions with respect to such Indebtedness: (x) Net Cash Proceeds of the related new issuance of Senior Subordinated Debt in an amount equal to such Excluded Interim Sub Debt is deposited by the Borrowers with the Administrative Agent and maintained in a blocked deposit account at Bank of America pending the redemption, repayment, discharge or other satisfaction thereof and such deposit account is pledged to the Administrative Agent for the benefit of the Secured Parties to secure the Obligations (it being acknowledged that such funds shall be released in connection with the redemption, repayment, discharge or other satisfaction of such Excluded Interim Sub Debt in a manner that does not violate the terms of the Senior Subordinated Debt Documents governing such Excluded Interim Sub Debt); (y) the Borrowers shall commence the redemption, repayment, discharge or other satisfaction of such Excluded Interim Sub Debt in a manner that does not violate the terms of the Senior Subordinated Debt Documents governing such Excluded Interim Sub Debt (subject to any contractual notice periods required therein) within five (5) Business Days following the consummation of the applicable Sub Debt Refinancing resulting in such Excluded Interim Sub Debt; and (z) such Excluded Interim Sub Debt is in fact redeemed, repaid, discharged or otherwise satisfied as soon as practicable under the Senior Subordinated Debt Documents governing such Excluded Interim Sub Debt and, in any event, within ninety (90) days following the consummation of the related issuance of Senior Subordinated Debt that resulted in such Excluded Interim Sub Debt;

The failure of any of the foregoing conditions to be met at any time with respect to any Interim Sub Debt shall cause such Interim Sub Debt to cease to be Excluded Interim Sub Debt; and

In connection with the issuance of any new Senior Subordinated Debt (including any Sub Debt Refinancing), the Borrowers hereby agree to provide the Administrative Agent with all consents and other documentation as the Administrative Agent shall reasonably require.

(l)            Surety and similar bonds and completion bonds and bid guarantees with respect to the closure, final-closure and post-closure liabilities provided by or issued on behalf of the Borrowers in connection with landfills or other solid waste facilities (collectively, “Landfill Surety Arrangements”); provided that Landfill Surety Arrangements are only permitted under this clause (l) to the extent that, and only for so long as, they are and continue to secure an obligation or liability of a Borrower and relate to a landfill owned or operated by a Borrower; and provided, further, that the aggregate Indebtedness under all Landfill Surety Arrangements permitted under this clause (l) shall not exceed $175,000,000 at any time outstanding (as such amount is reduced by the aggregate Indebtedness under all Landfill Surety Arrangements permitted under clause (r) below for so long as such Indebtedness is outstanding);

(m)          Obligations under indemnity provisions or related to purchase price adjustments or similar obligations to the purchaser or seller under the purchase agreement incurred in connection with the purchase or Disposal of assets or Equity Interests of any Borrower, in each case solely to the extent that (w) such obligations are incurred in connection with a Permitted Acquisition or acquisition permitted hereunder or the Disposition of Equity Interests or assets of the Borrowers otherwise permitted under this Agreement, (x) such obligations run in favor of the counterparties of such Permitted Acquisition, acquisition or Disposition, and (y) the maximum aggregate liability in respect of all such obligations shall at no time exceed the gross proceeds, including non-cash proceeds, (the fair market value of such non-cash proceeds being measured at the time received or paid and without giving effect to any subsequent changes in value) actually received or paid by the Borrowers in connection with the related Permitted Acquisition, acquisition or Disposition;

(n)           [Reserved];

(o)           Indebtedness with respect to IRBs; provided, that, IRBs are only permitted under this clause (o) to the extent that the Borrower is the recipient, directly or indirectly, of the proceeds of such IRB and owns or operates the project financed thereby; and provided, further, that, other than with respect to L/C Supported IRBs, such Indebtedness (including Indebtedness of such type listed on Schedule 7.03) shall not exceed $75,000,000 at any time outstanding;

(p)           Guarantees of or similar arrangements with respect to Indebtedness permitted pursuant to this Section 7.03(a) to (o) made by any of the Borrowers for so long as the underlying obligor remains a Borrower hereunder; provided, that the amount of such guarantees does not exceed the amount of the underlying Indebtedness and that any guarantees of Subordinated Debt are equally subordinated;

(q)           Guarantees of or similar arrangements with respect to Indebtedness of the Excluded Subsidiaries and Foreign Subsidiaries in an amount not to exceed $50,000,000 in the aggregate outstanding at any time (less, but without duplication, the aggregate amount of all outstanding Investments in Excluded Subsidiaries and Foreign Subsidiaries in accordance with Section 7.02(j));

(r)            Guarantees of or similar arrangements with respect to Indebtedness and other obligations of the Persons sold pursuant to the FCR Disposition and identified on Schedule 7.03(r) hereof (the “FCR Post-Closing Obligations”); provided, that the Borrowers shall diligently pursue, using commercially reasonable efforts, the elimination of all FCR Post-Closing Obligations (and the irrevocable release and termination of all liabilities of all Borrowers thereunder) as soon as practicable after the Closing Date, including by pursuing all related claims against the purchasers under the applicable acquisition agreements.

(s)           Other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

7.04        Mergers; Consolidation; Asset Dispositions.

(a)           Mergers and Acquisitions. None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, become a party to any merger, amalgamation, or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices or the acquisition of Excluded Subsidiaries to the extent permitted under Section 7.02(j) or Capital Expenditures to the extent permitted under Section 7.11(d)) except the merger or consolidation of, or asset or stock acquisitions between Borrowers and except as otherwise provided in the second paragraph of this Section 7.04(a).

The Borrowers and the Non-Borrower Subsidiaries may purchase or otherwise acquire all or substantially all of the assets or one hundred percent (100%) of the stock or other Equity Interests of any other Person (any transaction satisfying the requirements of this Section 7.04(a), a “Permitted Acquisition”) so long as:

(i)            the Borrowers are in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of its covenants and agreements contained in this Agreement, including the financial covenants in Section 7.11 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement;

(ii)           at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder (including by way of cross-default to any other Indebtedness that would constitute an Event of Default hereunder);

(iii)          the business to be acquired is predominantly in the same lines of business as the Borrowers, or businesses reasonably related or incidental thereto (e.g., non-hazardous solid waste collection, transfer, hauling, recycling, or disposal);

(iv)          the business to be acquired operates predominantly in the United States or Canada;

(v)           (A) in the case of an asset acquisition, all of the assets acquired shall be acquired by an existing Borrower or a newly-created wholly-owned Subsidiary of the Parent, which, if it is a U.S. Subsidiary, shall become a Borrower hereunder in accordance with Section 6.19, and 100% of the Equity Interests issued by such U.S. Subsidiary and its assets (subject to the provisions of Section 10.15 with respect to Real Property and Motor Vehicles) and shall be pledged simultaneously with such acquisition to the Administrative Agent, for the benefit of the Secured Parties, in accordance with Section 10.15, (B) in the case of an acquisition of Equity Interests of a U.S. company, the acquired company, simultaneously with such acquisition, shall become a Borrower in accordance with Section 6.19 and 100% of its Equity Interests and its assets shall be pledged simultaneously with such acquisition to the Administrative Agent, for the benefit of the Secured Parties, or the acquired company shall be merged or amalgamated with and into a wholly-owned Subsidiary that is a Borrower and such newly-acquired or newly-created Subsidiary shall otherwise comply with the provisions of Section 6.19; or (C) in the case of acquisition of Equity Interests of a foreign Person that, in connection therewith, becomes a Foreign Subsidiary, the acquiring Borrower shall pledge the capital stock or other Equity Interests of such Foreign Subsidiary simultaneously with such acquisition to the Administrative Agent, for the benefit of the Secured Parties (provided that not more than 65% of the total voting power of all outstanding capital stock or other Equity Interest of any such first-tier Foreign Subsidiary shall be required to be so pledged and no Equity Interests of any non-first-tier Foreign Subsidiary shall be required to be pledged);

(vi)          if the total consideration in connection with any such acquisition, including the aggregate amount of all liabilities assumed, but excluding the payment of all fees and expenses relating to such purchase, exceeds the Threshold Amount, then not later than seven (7) days prior to the proposed acquisition date, the Borrowers shall furnish the Administrative Agent with (i) a copy of the purchase agreement, (ii) its audited (if available, or otherwise unaudited) financial statements for the preceding two (2) fiscal years or such shorter period of time as such entity or division has been in existence, (iii) a summary of the Borrowers’ results of their standard due diligence review, (iv) in the case of a landfill acquisition or if the target company owns a landfill, a review by a Consulting Engineer and a copy of the Consulting Engineer’s report, (v) a Compliance Certificate demonstrating compliance with Section 7.11 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement, (vi) written evidence that the board of directors and (if required by Applicable Law) the shareholders, or the equivalent thereof, of the business to be acquired have approved such acquisition, and (vii) such other information as the Administrative Agent may reasonably request, which in each case shall be in form and substance acceptable to the Administrative Agent;

(vii)         the board of directors and (if required by Applicable Law) the shareholders, or the equivalent thereof, of the business to be acquired shall have approved such acquisition;

(viii)        if such acquisition is made by a merger or amalgamation, a Borrower, or a wholly-owned Subsidiary of the Parent (which may be the acquired company) which shall become a Borrower in connection with such merger, shall be the surviving entity, except with respect to an Excluded Subsidiary or Non-Borrower Subsidiary; provided, that if the surviving entity is a Foreign Subsidiary, the applicable Borrower shall pledge the capital stock or other Equity Interests of each Foreign Subsidiary simultaneously with such merger or amalgamation to the Administrative Agent, for the benefit of the Secured Parties (provided that not more than 65% of the total voting power of all outstanding capital stock or other Equity Interest of any first-tier Foreign Subsidiary of a Borrower shall be required to be so pledged and no Equity Interests of any non-first-tier Foreign Subsidiary shall be required to be so pledged); and

(ix)           cash consideration to be paid by any Borrower in connection with any acquisition or series of related acquisitions (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Indebtedness assumed or, in the case of an acquisition of Equity Interests, including all Indebtedness of the target company) shall not exceed $20,000,000 without the consent of the Administrative Agent and the Required Lenders.

(b)           Dispositions of Assets.  Except as otherwise provided in this Section, none of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary) shall, directly or indirectly, become a party to or agree to or effect any disposition of assets (other than (x) an

Excluded Asset Disposition which shall be deemed to be permitted by this Section 7.04(b), and (y) the Disposition of assets or Equity Interests owned by a Borrower or Non-Borrower Subsidiary to a Borrower except that the Parent may not Dispose of all or any material portion of its assets to another Borrower, and for the avoidance of doubt, and notwithstanding anything else in this Section 7.04(b) to the contrary, in the case of the transactions described in clauses (x) and (y) of this parenthetical, no such Disposition shall trigger the requirement to provide the deliverables under this Section and no such Disposition shall count against the Basket (defined below)); provided, that, so long as no Default or Event of Default has occurred and is continuing, or would result therefrom (including by way of cross-default to any other Indebtedness) during the term of this Agreement, the Borrowers and the Non-Borrower Subsidiaries may sell or transfer assets (including in connection with an asset swap) or Equity Interests of any Subsidiaries of the Parent from and after the Closing Date having an aggregate fair market value not in excess of 5% of Consolidated Total Assets (the “Basket”) (as measured at the end of the most recently ended fiscal quarter for which financial statements have been furnished under Section 6.04(a) or (b)), in each case for fair and reasonable value, which shall, solely in connection with a sale or transfer of assets (or a series of related sales or transfers) after the date hereof having a fair market value in excess of $5,000,000, be determined to be fair and reasonable by the board of directors of the Parent in good faith and evidenced by a resolution of such directors which shall be delivered by the Parent to the Administrative Agent prior to the consummation of such sale or transfer, along with a compliance certificate evidencing compliance with the foregoing limitation and pro forma compliance with the covenants set forth in Section 7.11 after giving effect to such sale or transfer, and such other information and documentation related to such Disposition as is reasonably requested by the Administrative Agent, and, in the case of an asset swap, so long as such asset swap in the reasonable business judgment of the Parent does not have a Material Adverse Effect; provided, however, that prior to the payment in full of all of the Borrowers’ Obligations hereunder, the Administrative Agent and the Lenders will be under no obligation to release their Lien on any of the Collateral subject to a Disposition pursuant to the terms of this Section 7.04(b) unless the Liens securing the Second Lien Notes in such Collateral are simultaneously being (and are required to be) released by the holders of the Second Lien Notes as and to the extent required by the Intercreditor Agreement.  Upon a disposition permitted by this Section 7.04(b) of all or substantially all of the assets (x) of a Borrower, such Borrower may be liquidated or dissolved so long as all (if any) remaining assets held by such Borrower are transferred to an existing Borrower and remain subject to a Lien of the Administrative Agent, for the benefit of the Secured Parties, and (y) of a Non-Borrower Subsidiary, such Non-Borrower Subsidiary may be liquidated or dissolved so long as all (if any) remaining assets held by such Non-Borrower Subsidiary are transferred to a Borrower or a Non-Borrower Subsidiary.  The Borrowers shall notify the Administrative Agent prior to any such liquidation or dissolution.  Following the consummation of any Disposition permitted under this Agreement, the Borrowers shall not Guarantee the Indebtedness of, or otherwise maintain any Investment in, the Persons or assets sold in connection therewith except as expressly permitted in Sections 7.02(c) and 7.03(r) as to the FCR Disposition and in Sections 7.02(n), 7.02(j), 7.03(q) and 7.03(s).

(c)           Notwithstanding anything to the contrary in this Section 7.04, the Borrowers and the Non-Borrower Subsidiaries may merge, amalgamate or liquidate any De Minimis Subsidiaries (or consummate any transaction permitted by Section 6.05 and/or Section 6.06).

7.05        Reserved.

7.06        Restricted Payments.  None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary (if any)) shall, directly or indirectly, make any Restricted Payments except that, (a) any Subsidiary may declare or pay Distributions to the Parent or its own parent, (b) the Borrowers and the Non-Borrower Subsidiaries may make payments to Affiliates to the extent that the transaction giving rise to any such payment is permitted under Section 7.08 and the payment is not accelerated or otherwise made other than as initially contemplated under the original transaction with such Affiliate, and (c) NELS may make ratable Distributions to its equity holders and make payments under contracts or other arrangements entered into with any of its equity holders.  In addition the Borrowers shall not prepay, redeem, convert, retire, repurchase or otherwise acquire shares of any class of Equity Interests of the Borrowers or Non-Borrower Subsidiaries without the prior written consent of the Administrative Agent and the Required Lenders.

7.07        Change in Nature of Business.  None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrowers and Non-Borrower Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08        Transactions with Affiliates.  None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, enter into any transaction of any kind with any Affiliate (other than for services as employees, officers and directors of any of the Borrowers or Non-Borrower Subsidiaries, and other than transactions among Borrowers), whether or not in the ordinary course of business, other than where the board of directors (or the equivalent) of such Borrower or Non-Borrower Subsidiary has in good faith determined that such transaction is on fair and reasonable terms substantially as favorable to the Borrowers or Non-Borrower Subsidiaries as would be obtainable by the Borrowers or Non-Borrower Subsidiaries at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09        Burdensome Agreements; Negative Pledges.  None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly, enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Senior Subordinated Debt Documents or the Second Lien Notes Documents) that limits the ability (a) of any Subsidiary (other than the Excluded Subsidiaries or the Insurance Subsidiary, if any) to make Restricted Payments to the Parent, or (b) of any of the Borrowers or Non-Borrower Subsidiaries (other than the Insurance Subsidiary, if any) to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent on property of such Person; provided, however, that this clause (b) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) and Section 7.03(o) (to the extent required by the terms of the documents evidencing the applicable Indebtedness) hereof solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.10        Use of Proceeds.  None of the Borrowers shall use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB), except as set forth in Section 5.04 (provided it is not in violation of Regulation U of the FRB), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or for any purpose other than as set forth in Section 5.04.  None of the Borrowers shall use the proceeds of any Credit Extension, whether directly or indirectly, to make any payment of Senior Subordinated Notes at any time except as expressly permitted under Section 7.16(d)(iv).

7.11        Financial Covenants.  For the avoidance of doubt, notwithstanding anything to the contrary in the Agreement, it is understood that the following financial covenants shall be calculated exclusive of the assets, liabilities (except for liabilities of the Excluded Subsidiaries that are recourse to the Borrowers), net worth and operations of the Excluded Subsidiaries.

(a)           Minimum Interest Coverage Ratio.  As at the end of any fiscal quarter, the Borrowers shall not permit the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending to (b) Consolidated Total Interest Expense for such period to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Interest Coverage Ratio
April 30, 2011	1.95:1.00
July 31, 2011 through October 31, 2011	2.00:1.00
January 31, 2012 through January 31, 2013	2.35:1.00
April 30, 2013 and thereafter	2.50:1.00

(b)           Maximum Consolidated Total Funded Debt to Consolidated EBITDA.  As at the end of any fiscal quarter, the Borrowers shall not permit the ratio of (a) Consolidated Total Funded Debt as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending to exceed the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Maximum Consolidated Total Funded Debt to Consolidated EBITDA
April 30, 2011 through January 31, 2012	4.75:1.00
April 30, 2012 through January 31, 2013	4.50:1.00
April 30, 2013 and thereafter	4.00:1.00

Notwithstanding the foregoing, solely for the purposes of calculating Consolidated Total Funded Debt to Consolidated EBITDA pursuant to this Section 7.11(b), Excluded Interim Sub Debt shall not be included in Consolidated Total Funded Debt during any period in which (and for so long as) such Excluded Interim Sub Debt is properly designated as such under and in accordance with Section 7.03(k).

(c)           Maximum Consolidated Senior Funded Debt to Consolidated EBITDA.  As at the end of any fiscal quarter, the Borrowers shall not permit the ratio of (a) Consolidated Senior Funded Debt as of such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters then ending to exceed the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Maximum Consolidated Senior Funded Debt to Consolidated EBITDA
April 30, 2011 through January 31, 2014	3.00:1.00
April 30, 2014 and thereafter	2.75:1.00

(d)           Maximum Capital Expenditures.  During any fiscal year and tested at the end of each fiscal year, the Borrowers and Non-Borrower Subsidiaries shall not make any Capital Expenditure (or become legally obligated to make such expenditures during such fiscal year) other than Capital Expenditures for properties and assets used in the operation of the Borrowers’ or Non-Borrowers’ business not exceeding 1.5 times the sum of the Borrowers’ and the Non-Borrower Subsidiaries’ consolidated depreciation expenses, depletion expenses and landfill amortization expenses in such fiscal year.

7.12        Sale and Leaseback.  None of the Borrowers or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary, if any) shall, directly or indirectly, enter into any arrangement, directly or indirectly, whereby any Borrower or any such Non-Borrower Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which such Borrower or any such Non-Borrower Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Lenders.

7.13        No Other Senior Debt.  Except under the Second Lien Notes Documents, none of the Borrowers or the Non-Borrower Subsidiaries (a) have designated, or will designate, any Indebtedness of the Borrowers or the Non-Borrower Subsidiaries as “Designated Senior Debt” (or any substantively equivalent term) for purposes of (and as defined in) the 2011 Senior Subordinated Notes Indenture or any other Senior Subordinated Debt Documents, other than the Obligations and (b) have “Senior Debt” (or any substantively equivalent term) as such term is defined in the 2011 Senior Subordinated Notes Indenture or any other Senior Subordinated Debt Documents other than the Obligations and any Indebtedness permitted under Section 7.03 which ranks pari passu (other than by virtue of any lien subordination) with the Obligations.

7.14        Actions Otherwise Prohibited By Subordinated Debt Or Second Lien Notes.  Notwithstanding anything contained in this Article VII that permits the Borrowers or any of their Subsidiaries to enter into transactions or take certain actions, the Borrowers shall not enter into such transactions or take such actions if otherwise prohibited from so doing by the terms of the Senior Subordinated Debt or the Second Lien Notes outstanding from time to time.

7.15        Employee Benefit Plans.  None of the Borrowers or any ERISA Affiliate shall, directly or indirectly:

(a)           engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any Borrower; or

(b)           (i) except with respect to a Multiemployer Plan, permit any Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived, and (ii) with respect to any Multiemployer Plan, fail to make any required contribution thereunder or withdraw from such Multiemployer Plan if such withdrawal could reasonably be expected to result in withdrawal liability in excess of the Threshold Amount; or

(c)           fail to contribute to any Pension Plan to an extent which, or terminate any Pension Plan in a manner which, could result in the imposition of a Lien on the assets of any Borrower pursuant to §302(f) or §4068 of ERISA; or

(d)           amend any Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)           take or, except with respect to a Multiemployer Plan, permit any action which would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Pension Plans to exceed the value of the aggregate assets of such Pension Plans, disregarding for this purpose the benefit liabilities and assets of any such Pension Plan with assets in excess of benefit liabilities.

The Borrowers will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Lenders a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Pension Plan (provided that, with respect to a Multiemployer Plan, such requirement shall only apply if the Borrowers receive a copy of such statement) and (ii) promptly upon receipt or, if from the Borrowers, dispatch, furnish to the Lenders any notice, report or demand sent or received in respect of a Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, or 4245 of ERISA.

7.16        Prepayments of Certain Obligations; Modifications of Subordinated Debt.  None of the Borrowers or the Non-Borrower Subsidiaries shall, directly or indirectly: (a) amend, supplement or otherwise modify the terms of any Subordinated Debt; provided, that the Borrowers may amend, supplement or otherwise modify the terms of any Seller Subordinated Debt with the consent of the Administrative Agent if, in the judgment of the Administrative Agent, such amendments, supplements or modifications do not adversely affect the rights of the Lenders; and provided, further, that, with the prior consent of the Administrative Agent, such consent not to be unreasonably withheld, the Borrowers may amend any Senior Subordinated Debt Document to eliminate covenants or otherwise make such instruments less restrictive on the Borrowers, (b) prepay, redeem or repurchase or issue any notice or offer of redemption with respect to, elect to make, or effect, a defeasance with respect to, or take any other action which would require the Borrowers or any of their Subsidiaries to, prepay, redeem or repurchase any of the Subordinated Debt (other than Senior Subordinated Debt to the extent expressly permitted under clause (d) below), (c) make any payments with respect to any Seller Subordinated Debt other than scheduled payments of principal and interest as and to the extent permitted under the applicable Subordination Agreements, provided that no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such payment, or (d) subject in all cases to Section 7.14, make any payments with respect to any Senior Subordinated Debt other than (i) scheduled payments of interest as and to the extent permitted under the Senior Subordinated Notes Indenture, (ii) Sub Debt Repayments of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses made from the Net Cash Proceeds of the sale or issuance by any Borrower or any Non-Borrower Subsidiary of any of its Equity Interests after the Closing Date, (iii) payments in connection with any refinancing or replacement of the Senior Subordinated Notes otherwise permitted under this Agreement, it being acknowledged that the term “payment” as used in this clause (iii) and the proviso at the end of this Section 7.16 means and includes any payment of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses, whether directly or by way of redemption, tender offer or other Sub Debt Repayment (in all cases subject to the other terms of this Agreement) and/or (iv) Sub Debt Repayments of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses made from Credit Extensions hereunder in an aggregate amount not to exceed $50,000,000 during the term of this Agreement so long as the following are satisfied with respect to any Sub Debt Repayments under this subclause (iv): (w) both before and after giving effect to such Sub Debt Repayment, no Default has occurred and is continuing or would result therefrom, (x) both before and immediately after giving effect to such Sub Debt Repayment, the ratio of Consolidated Senior Fund Debt to Consolidated EBITDA is less than or equal to 3.15:1.00; (y) immediately after giving effect to the proposed Sub Debt Repayment, the ratio of Consolidated Senior Funded Debt to Consolidated EBITDA is at least 0.50 lower than the level otherwise required under Section 7.11(c) at the applicable time of reference; and (z) both before and immediately after giving effect to the drawdown of the proceeds of any Credit Extension made in order to fund such Sub Debt Repayment, the Borrowers have at least $50,000,000 in unused Aggregate Commitments, provided, in each case under this clause (d), that no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such payment.

7.17        Upstream Limitations.  None of the Borrowers shall enter into any agreement, contract or arrangement (excluding this Agreement, the other Loan Documents, the Senior Subordinated Debt Documents and the Second Lien Notes Documents) restricting the ability of (i) the Borrowers to amend or modify this Agreement or any other Loan Document, or (ii) any Borrower to pay or make dividends or distributions in cash or kind to any Borrower or to make loans, advances or other payments of whatsoever nature to any Borrower or to make transfers or distributions of all or any part of such Borrower’s assets to a Borrower; in each case other than (x) restrictions on specific assets which assets are the subject of a Synthetic Lease, Capitalized

Lease or purchase money security interests to the extent permitted under Section 7.03(e), and (y) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Borrower in the ordinary course of its business.

7.18        Modifications of Second Lien Notes Documents.  None of the Borrowers shall, directly or indirectly, amend, supplement or otherwise modify the terms of the Second Lien Notes except in a manner permitted by the terms of the Intercreditor Agreement, provided that in no event may the Second Lien Notes or the Second Lien Notes Documents be amended, supplemented or otherwise modified to include any provision that would be prohibited under Section 7.03(j) in connection with any refinancing of any Second Lien Notes.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           if the Borrowers shall fail to pay any principal of the Loans or any L/C Obligation hereunder when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(b)           if the Borrowers shall fail to pay any interest or fees or other amounts owing hereunder within five (5) Business Days after the same shall become due and payable whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(c)           if the Borrowers shall fail to comply with any of the covenants contained in Sections 6.01, 6.04, 6.05, 6.10, 6.11, 6.13, 6.15, 6.19 or Article VII;

(d)           if the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in subsections (a), (b), and (c) above) within thirty (30) days after written notice of such failure has been given to the Borrowers by the Lenders;

(e)           if any representation or warranty contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or repeated;

(f)            if any Borrower or Non-Borrower Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any and all obligations for borrowed money or any guaranty with respect thereto or credit received or in respect of any Capitalized Leases, Synthetic Leases or Swap Contracts, in each case, in an aggregate amount greater than the Threshold Amount (including, without regard to the Threshold Amount, the Indebtedness evidenced by the Senior Subordinated Notes Indenture and the Second Lien Notes Indenture), or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, that evidences or secures borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount greater than the Threshold Amount (including, without regard to the Threshold Amount, the Senior Subordinated Notes Indenture and the Second Lien Notes Indenture) for such period of time as would permit, assuming the giving of appropriate notice if required, the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g)           if any Borrower or Non-Borrower Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator, receiver or receiver/manager of any Borrower or Non-Borrower Subsidiary or of any substantial part of the assets of any Borrower or Non-Borrower Subsidiary or commences any case or other proceeding relating to any Borrower or Non-Borrower Subsidiary under any Debtor Relief Law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against any Borrower or Non-Borrower Subsidiary and any Borrower or Non-Borrower Subsidiary indicates its approval thereof, consent thereto or acquiescence therein;

(h)           a decree or order is entered appointing any such trustee, custodian, liquidator, receiver or receiver/manager or adjudicating any Borrower or Non-Borrower Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower or Non-Borrower Subsidiary in an involuntary case under Debtor Relief Laws as now or hereafter constituted, and such decree or order remains in effect for more than sixty (60) days, whether or not consecutive;

(i)            (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order which are not promptly stayed (and, if such required to perfect such stay pending appeal, bonded), or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)            (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, or the PBGC in an aggregate amount in excess of the Threshold Amount (provided that, with respect to a Multiemployer Plan, clause (i) only applies if the Borrowers have received written notice from such plan or otherwise become aware that an event or circumstance described in such clause has occurred), or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(k)           if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrowers or any of their respective stockholders, or any court or any Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Security Document shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby (subject to Section 7.04(b) and Section 10.15) or if, without the consent of the Administrative Agent, the Borrowers shall revoke or rescind any Insurance Authorization Letter;

(l)            (i) the subordination provisions of the Senior Subordinated Debt Documents (or any permitted refinancing or replacement thereof) and (ii) the Lien subordination or other provisions set forth in the Intercreditor Agreement (collectively, the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Senior Subordinated Debt or the Second Lien Notes, as applicable; or (ii) the Borrowers shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Secured Parties or (C) subject to the Intercreditor Agreement, that all proceeds realized from the liquidation of any Collateral of any Borrower shall be subject to any of the Subordination Provisions;

(m)          a Change of Control shall occur;

(n)           if any event or condition occurs that enables or permits (with all applicable grace periods having expired) the holders of the Second Lien Notes or any trustee or agent on their behalf to cause the Second Lien Notes to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to their scheduled maturity date; or

(o)           (i) the Obligations under the Loan Documents and under any Secured Hedge Agreement with respect to such Obligations shall fail to constitute “senior debt” and “designated senior debt” (or equivalent terms) under and as defined in the Senior Subordinated Notes Indenture and (ii) the Obligations shall fail to constitute “first lien obligations” (or an equivalent term) under the Second Lien Notes Indenture;

then, and in any such event, so long as the same may be continuing, the Administrative Agent shall upon the request of the Required Lenders, by notice in writing to the Borrowers, declare all amounts owing with respect to this Agreement and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in Section 8.01(g) or (h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of the Secured Parties all rights and remedies available to the Secured Parties under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under any Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 8.02(c)), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.17; and

Sixth, to payment of Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Sixth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents and “first lien agent” and “control agent” under the Intercreditor Agreement, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrowers to secure any of the Obligations, and as the “first lien agent” and “control agent” under the Intercreditor Agreement, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent”, “first lien agent” or “control agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “first lien agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)           The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.

(e)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof, to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Secured Parties, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)           and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any other Secured Party in any such proceeding.

9.10        Collateral Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent:

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or upon any Borrower being released from its Obligations hereunder, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(a); or

(c)           to release any Borrower from its Obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or otherwise ceases to be Borrower as expressly permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release a Borrower or its property from its obligations hereunder pursuant to this Section 9.10.

9.11        Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Hedge Bank shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           subject to the last paragraph of Section 4.01, waive any condition set forth in Section 4.01(a) without the written consent of each Lender except that, in the sole discretion of the Administrative Agent, only a waiver by the Administrative Agent shall be required with respect to immaterial matters and other items noted in any post-closing letter made available to the Lenders with respect to which the Borrowers have given assurances satisfactory to the Administrative Agent that such items shall be delivered within a reasonable period of time following the Closing Date;

(b)           extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02(a)) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction (other than as a result of mandatory prepayments) of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (it being understood that any vote to rescind any acceleration of amounts owing with respect to the Loans and other Obligations under the Loan Documents shall only require the approval of the Required Lenders);

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01 set forth below with respect to fees paid pursuant to the Fee Letter) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby except that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing, to reduce any fee or to reduce any mandatory prepayment payable hereunder;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and

(g)           other than pursuant to a transaction permitted by the terms of this Agreement, release (A) all or substantially all of the Collateral (excluding, if any Borrower becomes a debtor under any Debtor Relief Law, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders) or (B) any Borrower from its Obligations under the Loan Documents, without the written consent of each Lender except that Maine Energy Recovery Corporation may be released from its Obligations under this Agreement and the other Loan Documents pursuant to a transaction permitted by the terms of this Agreement or otherwise with the consent of Required Lenders.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision in this Section 10.01 to the contrary and except for those matters that may be addressed in a Conforming Amendment without the requirement for additional consents pursuant to Section 2.14, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, or requires the consent of each Lender directly affected by such proposed amendment, waiver, consent or release, and such amendment, waiver, consent or release has been approved by the Required Lenders or, as applicable, by more than fifty percent (50%) of the Lenders who would be directly affected by such amendment, waiver, consent or release, the Borrowers may repay such non-consenting Lender’s Loans on a non-pro-rata basis (and, in the case of repayments of Committed Loans, reduce such non-consenting Lender’s Revolving Commitment on a non-pro-rata basis in connection therewith) or may replace such non-consenting Lender in accordance with Section

10.14; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section and/or by such repayment (together with all other such repayments effected by, or assignments required by, the Borrowers to be made pursuant to this paragraph), and provided, further, that after giving effect to any such repayment of Committed Loans (and corresponding reductions in the Aggregate Commitments), and the replacement of such non-consenting Lender, the Borrowers have at least $20,000,000 in unused Aggregate Commitments.  In addition, in the event that the Borrowers determine that any Lender is the holder of 10% or more of the consolidated debt of the Parent or relevant Subsidiaries of Parent, as a result of which any Borrower would be in breach of any permit issued by any regulatory authority in connection with such Borrower’s solid waste operations, the Borrowers (i) shall be permitted to repay such Lender’s Loans on a non-pro-rata basis (and, in the case of repayments of Committed Loans, reduce such Lender’s Revolving Commitment on a non-pro-rata basis in connection therewith) to the extent necessary (but only to the extent necessary) to reduce such Lender’s percentage of the consolidated debt of the Parent to below such 10% in order to eliminate such breach and/or (ii) may request such Lender to assign that portion of its Loans to an Eligible Assignee that would bring such Lender’s Loans below such 10%, and such Lender agrees that it will make such assignment (to the extent an Eligible Assignee has agreed to purchase the Loans requested to be so assigned) so long as such Lender has received payment at par for such portion of its Loans being so assigned (together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect thereto) from such Eligible Assignee (or the Borrowers, as applicable, with respect to accrued interest, fees or other amounts) and such assignment does not conflict with Applicable Laws.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWERS’ MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWERS’ MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWERS’ MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, the Excluded Subsidiaries, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrowers’ Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a Governmental Authority of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, breach in bad faith of the Administrative Agent’s obligations under this subsection (c) or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, the Excluded Subsidiaries, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Administrative Agent, the L/C Issuer, the Swing Line Lender and each of the Borrowers may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers, jointly and severally, shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan

Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it under this Agreement and the other Loan Documents and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrowers.  The Borrowers, jointly and severally, shall indemnify the Arranger, the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to any of the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any of the Borrowers’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any of the Borrowers against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappeable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival.   The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer, and the Swing Line Lender the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, and to the extent permitted by Applicable Law, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans (including for purposes of this

Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following provisions:

(i)            Minimum Amounts.

(A)          In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Committed Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)           in the case of an assignment of a Lender’s Revolving Commitment or Committed Loans, which assignment is not described in Section 10.06(b)(i)(A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Aggregate Commitments are not then in effect, the principal outstanding balance of the Committed Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or $1,000,000 in the case of any term B loan advanced hereunder from time to time) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned, except that this Section 10.06(b)(ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A)          the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that unless an Event of Default has occurred and is continuing, the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Lender, and Affiliate of a Lender or an Approved Fund if such assignment would result in increased costs to the Borrowers; and provided, further, that with respect to an assignment of all or any portion of any term B loans advanced hereunder from time to time, the Borrowers shall be deemed to have consented to such assignment unless it has objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, and Affiliate of a Lender or an Approved Fund; and

(C)           the consent of the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Lender’s Revolving Commitment.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Committed Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Committed Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(b)(iv), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by each of the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01 (other than under Section 10.01(a) and (b) and the proviso to Section 10.01(d)) that affects such

Participant.  Subject to Section 10.06(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Committed Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be, and provided, further, that no Lender shall be under any obligation to accept any such appointment as successor.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Acceding Lender under Section 2.14(e) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers, the Non-Borrower Subsidiaries or an Excluded Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Laws, including Securities Laws and state securities laws.

Notwithstanding the foregoing, unless specifically prohibited by Applicable Law or court order, each of the Lenders, the L/C Issuer and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender, the L/C Issuer or the Administrative Agent by such Governmental Authority) or pursuant to legal process.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any of the Borrowers against any and all of the obligations of any of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of any of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Laws (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, to the extent not prohibited by Applicable Law, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or the Lenders may have had notice or knowledge of any Default at the time of any Credit Extension unless notice of Default in accordance with Section 6.15 has been received and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Concerning Joint and Several Liability of the Borrowers

(a)           Each of the Borrowers is accepting joint and several liability for all of the Obligations in consideration of the financial accommodations to be provided by the Administrative Agent, the L/C Issuer and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations of the Borrowers.

(b)           Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations of the Borrowers (including, without limitation, any Obligations arising under this Section), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each of the Borrowers under the provisions of this Section 10.12 constitute full recourse obligations of each such Borrower enforceable against each such Borrower to the full extent of its properties and assets, to the fullest extent permitted by Applicable Law, irrespective of the validity, regularity or enforceability of this Agreement against any other Borrower or any other circumstance whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each of the Borrowers, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the L/C Issuer or the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by Applicable Law and except as to notices expressly provided for in the Loan Documents, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower, to the fullest extent permitted by Applicable Law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.  Each of the Borrowers, to the fullest extent permitted by Applicable Law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders, the Administrative Agent or the L/C Issuer at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders, the Administrative Agent or the L/C Issuer in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers.  Without limiting the generality of the foregoing, to the fullest extent permitted by law, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders, the Administrative Agent or the L/C Issuer with respect to the failure by any of the Borrowers to comply with any of its respective Obligations including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this Section, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this Section shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each of the Borrowers under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the other Borrowers, the Lenders, the Administrative Agent or the L/C Issuer.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the other Borrowers, the Lenders, the Administrative Agent or the L/C Issuer.

(f)            To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Borrower, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amount received by all Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Borrower so funding; provided, that each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the Applicable Laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g)           Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders, the L/C Issuer or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders, the L/C Issuer or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the Applicable Laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(h)           Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrences and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness before payment in full in cash of the Obligations, such amounts shall be collected, enforced, received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the relevant Lenders (in accordance with each such Lender’s Applicable Percentage) to be applied to repay (or be held as security for the repayment of) the Obligations.

(i)            The provisions of this Section 10.12 are made for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Administrative Agent, the L/C Issuer or the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 10.12 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the

Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent, the L/C Issuer or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this Section 10.12 will forthwith be reinstated in effect, as though such payment had not been made.

(j)            Each of the Borrowers hereby appoints the Parent, and the Parent hereby agrees, to act as its representative and authorized signor with respect to any notices, demands, communications or requests under this Agreement or the other Loan Documents, including, without limitation, with respect to any Loan Notice, Letter of Credit Application and Compliance Certificates and pursuant to Section 10.02 of this Agreement.

(k)           It is the intention and agreement of the Borrowers and the Lenders that the obligations of the Borrowers under this Agreement shall be valid and enforceable against the Borrowers to the maximum extent permitted by Applicable Law.  Accordingly, if any provision of this Agreement creating any obligation of the Borrowers in favor of the Lenders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Borrowers and the Lenders that any balance of the obligation created by such provision and all other obligations of the Borrowers to the Lenders created by other provisions of this Credit Agreement shall remain valid and enforceable.  Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Lenders may be otherwise entitled to collect from the Borrowers under this Credit Agreement to be in excess of those permitted under any Applicable Law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the Borrowers’ obligations under this Agreement, it is the stated intention and agreement of the Borrowers and the Lenders that all sums not in excess of those permitted under such Applicable Law shall remain fully collectible by the Lenders from the Borrowers.

10.13      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14      Replacement of Lenders.  If any Lender requests compensation under Section 3.04 or is unable to lend under Section 3.02, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b)(iii);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.15      Collateral Security.

(a)           The Obligations shall be secured by (a) a perfected (except in Motor Vehicles) first-priority security interest (subject to Permitted Liens entitled to priority under Applicable Law) in all assets of each Borrower (except Real Property), whether now owned or hereafter acquired, pursuant to the terms of the Security Agreement to which each Borrower is a party; (b) a pledge of 100% of the capital stock or other Equity Interests of such Borrowers (other than the Parent) and of the Non-Borrower Subsidiaries (other than the Foreign Subsidiaries and NELS) to the Administrative Agent on behalf of the Secured Parties pursuant to the Pledge Agreement; and (c) a pledge of the capital stock or other Equity Interests of each Foreign Subsidiary (provided that not more than 65% of the total voting power of all outstanding capital stock or other Equity Interest of any such first-tier Foreign Subsidiary of a Borrower shall be required to be so pledged and no Equity Interests of any non-first-tier Foreign Subsidiary shall be provided to be so pledged); provided that the Borrowers hereby agree, upon the request of the Administrative Agent and the Required Lenders, to deliver, as promptly as practicable, but in any event within sixty (60) days after request therefor, or such other later time, if any, to which the Administrative Agent may agree, (i) certificates of titles for all vehicles, trucks, trailers, tractors, automobiles and any other equipment covered by certificates of title owned by a Borrower (collectively, “Motor Vehicles”) with the Administrative Agent listed as lienholder therein and, if required by the Administrative Agent, the Borrowers shall have retained Corporation Service Company (or other similar company satisfactory to the Administrative Agent) pursuant to agreements reasonably satisfactory to the Administrative Agent pursuant to which Corporation Service

Company (or such other company) will agree to act as agent for the Secured Parties with respect to the perfection of security interests in the Motor Vehicles; and (ii) mortgages with respect to Real Property and to take such other steps and make such other deliveries as may be reasonably requested by the Administrative Agent (including, without limitation, the delivery of legal opinions, Consulting Engineer’s reports, surveys, landlord consents and title insurance, and a certification of the name and address of each real estate recording office where a mortgage on the real estate on which any Collateral consisting of fixtures may be located would be recorded) so as to provide the Administrative Agent, for the benefit of the Secured Parties, a perfected first-priority security interest in such assets, provided that to the extent that any lease of (or operating/management agreement with respect to) Real Property prohibits assignment of such lease (or operating/management agreement) without the consent of the lessor or another party thereunder, the Borrowers shall not be required to grant a mortgage on the leasehold interest under such lease, but in such event, the Borrower agrees to diligently and in good faith use its reasonable best efforts to obtain the consent (which consent shall be in form and substance reasonably satisfactory to the Administrative Agent) of the applicable lessor or other party to such leasehold mortgage (and, upon the receipt of such consent, the Borrowers shall promptly grant such leasehold mortgage and comply with the other provisions of this Section 10.15 with respect thereto).

(b)           In the event any Borrower disposes of any assets or Equity Interests as permitted under, and in compliance with, Section 7.04(b) (including any amendment thereof or consent thereunder), or in the event that the Parent designates any Borrower as an Excluded Subsidiary or a Non-Borrower Subsidiary hereunder and no Default would result from such designation, and so long as such Borrower (or the Parent, in the case of designating a Borrower as an Excluded Subsidiary hereunder) shall have provided the Administrative Agent with such certifications or documents, if any, as the Administrative Agent shall reasonably request, the Administrative Agent will, at the Borrowers’ sole cost and expense, and without recourse to or warranty by the Administrative Agent, execute and deliver all such forms, releases, discharges, assignments, termination statements, and similar documents as the Borrowers may reasonably request in order to release such Person from its Obligations under the Loan Documents and to release the Liens granted to the Administrative Agent with respect to such assets, Equity Interests or Borrower, as applicable.

10.16      Existing Credit Agreement Amended and Restated.

(a)           Existing Credit Agreement Amended and Restated.  On the Closing Date, this Agreement shall amend and restate the Existing Credit Agreement in its entirety but, for the avoidance of doubt, shall not constitute a novation of the parties’ rights and obligations thereunder.   On the Closing Date, the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, the “Loans” as defined in the Existing Credit Agreement shall remain outstanding and be continued as, and converted to, Loans as defined herein and the Existing Letters of Credit issued by the L/C Issuer (as defined in the Existing Credit Agreement) for the account of the Borrowers prior to the Closing Date shall remain issued and outstanding and shall be deemed to be Letters of Credit under this Credit Agreement, and shall bear interest and be subject to such other fees as set forth in this Agreement.

(b)           No Discharge of First Lien Obligations.  This Agreement constitutes the “First-Lien Credit Agreement”, the Loan Documents constitute “First-Lien Credit Documents”, and the Obligations constitute “First-Lien Obligations”, in each case under and as such terms are defined in the Intercreditor Agreement.  For the avoidance of doubt, the amendment and restatement of the Existing Credit Agreement contemplated hereby shall not constitute a “Discharge of First-Lien Obligations” as defined in the Intercreditor Agreement.

10.17      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPALS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)           SUBMISSION TO JURISDICTION.  EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.18      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19      No Advisory or Fiduciary Responsibility.  In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

10.21      Designation of Parent as the Agent for the Borrowers.  For purposes of this Agreement, the Borrowers hereby designate the Parent as the agent and representative of each Borrower for all purposes hereunder and the Parent hereby accepts each such appointment.  The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Parent as a notice or communication from all the Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or the Borrowers hereunder to the Parent on behalf of such Borrower or the Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Parent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed as of the date first above written.

CASELLA WASTE SYSTEMS, INC.

By:	/s/ Edwin Johnson
Name:	Edwin Johnson
Title:	Senior Vice President, Chief Financial Officer and
Treasurer

ALL CYCLE WASTE, INC.
ATLANTIC COAST FIBERS, INC.
B. AND C. SANITATION CORPORATION
BRISTOL WASTE MANAGEMENT, INC.
C.V. LANDFILL, INC.
CASELLA ALBANY RENEWABLES, LLC
CASELLA MAJOR ACCOUNT SERVICES, LLC
CASELLA RECYCLING, LLC
CASELLA RENEWABLE SYSTEMS, LLC
CASELLA TRANSPORTATION, INC.
CASELLA WASTE MANAGEMENT OF MASSACHUSETTS, INC.
CASELLA WASTE MANAGEMENT OF N.Y., INC.
CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC.
CASELLA WASTE MANAGEMENT, INC.
CASELLA WASTE SERVICES OF ONTARIO LLC
CHEMUNG LANDFILL LLC
COLEBROOK LANDFILL LLC
CWM ALL WASTE LLC
FOREST ACQUISITIONS, INC.
GRASSLANDS INC.
GROUNDCO LLC
HAKES C&D DISPOSAL, INC.
HARDWICK LANDFILL, INC.
HIRAM HOLLOW REGENERATION CORP.
K-C INTERNATIONAL, LTD.
KTI BIO FUELS, INC.
KTI ENVIRONMENTAL GROUP, INC.

By:	/s/ Edwin Johnson
Name: Edwin Johnson
Title: Vice President and Treasurer

Signature Page to Credit Agreement

KTI NEW JERSEY FIBERS, INC.
KTI OPERATIONS, INC.
KTI SPECIALTY WASTE SERVICES, INC.
KTI, INC.
LEWISTON LANDFILL LLC
MAINE ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP
NEW ENGLAND WASTE SERVICES OF MASSACHUSETTS, INC.
NEW ENGLAND WASTE SERVICES OF ME, INC.
NEW ENGLAND WASTE SERVICES OF N.Y., INC.
NEW ENGLAND WASTE SERVICES OF VERMONT, INC.
NEW ENGLAND WASTE SERVICES, INC.
NEWBURY WASTE MANAGEMENT, INC.
NEWSME LANDFILL OPERATIONS LLC
NEWS OF WORCESTER LLC
NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.
NORTHERN PROPERTIES CORPORATION OF PLATTSBURGH PERC, INC.
PERC MANAGEMENT COMPANY LIMITED PARTNERSHIP
PINE TREE WASTE, INC.
RESOURCE TRANSFER SERVICES, INC.
RESOURCE WASTE SYSTEMS, INC.
SCHULTZ LANDFILL, INC.
SOUTHBRIDGE RECYCLING & DISPOSAL PARK, INC.
SUNDERLAND WASTE MANAGEMENT, INC.
TEMPLETON LANDFILL LLC
THE HYLAND FACILITY ASSOCIATES
U.S. FIBER, LLC
WASTE-STREAM INC.
WINTERS BROTHERS, INC.

By:	/s/ Edwin Johnson
Name: Edwin Johnson
Title: Vice President and Treasurer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Maria F. Maia
Name: Maria F. Maia
Title: Managing Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Revolving Lender, L/C Issuer and Swing Line Lender

By:	/s/ Maria F. Maia
Name: Maria F. Maia
Title: Managing Director

Signature Page to Credit Agreement

COMERICA BANK,
as a Revolving Lender

By:	/s/ Christopher Morley
Name: Christopher Morley
Title: Assistant Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Revolving Lender

By:	/s/ Scott A. McNamara
Name: Scott A. McNamara
Title: Vice President

Signature Page to Credit Agreement

TD BANKNORTH, N.A.,
as a Revolving Lender

By:	/s/ E. Kirke Hart
Name: E. Kirke Hart
Title: Senior Vice President

Signature Page to Credit Agreement